Exhibit 3

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

by and among

KONGZHONG CORPORATION,

SHANGHAI DACHENG NETWORK TECHNOLOGY CO., LTD.,

ZHEN YANG,

LEILEI WANG,

XIAOLONG LI,

TONG ZHANG,

and

TIANSHU WU

Dated as of December 15, 2009

TABLE OF CONTENTS

		Page
ARTICLE I

DEFINITIONS AND TERMS

Section 1.1	Definitions	1
Section 1.2	Other Defined Terms	9
Section 1.3	Interpretation and Rules of Construction	10

ARTICLE II

SALE AND PURCHASE

Section 2.1	Sale and Purchase	11
Section 2.2	Purchase Price and Payments	11
Section 2.3	Closing	13

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE COMPANY

Sub-Article A
Representations and Warranties of the Sellers

Section 3.1	Authorization of Transaction; Binding Obligation	14
Section 3.2	Non-Contravention	15
Section 3.3	Title to the Offshore Company Shares	15
Section 3.4	U.S. Securities Laws	15

Sub-Article B
Representations and Warranties of the Sellers and the Company

Section 3.5	Authorization of Transaction; Binding Obligation	15
Section 3.6	Organization	16
Section 3.7	Non-Contravention	16
Section 3.8	Governmental Approvals and Third Party Consents	16
Section 3.9	Company Equity Interests	16
Section 3.10	Financial Information	17
Section 3.11	No Undisclosed Indebtedness	18
Section 3.12	Taxes	18
Section 3.13	Litigation, Compliance and Governmental Authorizations	19
Section 3.14	Employee Benefits	20
Section 3.15	Labor	21

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- ii -

- iii -

- iv -

Exhibits and Schedules

Exhibit A	List of Key Employees
Exhibit B	Plan of Offshore Reorganization
Exhibit C	Form of PRC Legal Opinion
Exhibit D	Form of Cayman Legal Opinion
Exhibit E	Forms of Employment and Non-Compete Agreements
Schedule 2.2(a)(1)	Shareholding in the Company
Schedule 2.2(a)(2)	First Payment
Schedule 2.3(c)(v)	Closing Deliverables by the Sellers

Disclosure Schedules

Sellers and Company Disclosure Schedule
Purchaser Disclosure Schedule

- v -

SHARE PURCHASE AGREEMENT, dated as of December 15, 2009 (this “Agreement”), by and among KongZhong Corporation, an exempted limited liability company incorporated under the laws of the Cayman Islands (the “Purchaser”), Shanghai Dacheng Network Technology Co., Ltd., a company organized under the laws of the PRC (the “Company”), Zhen YANG (“Shareholder A”), Leilei WANG (“Shareholder B”), Xiaolong LI, Tong ZHANG and Tianshu WU (each of Shareholder A, Shareholder B, Xiaolong LI, Tong ZHANG and Tianshu WU, a “Seller”, and collectively, the “Sellers”).

RECITALS:

WHEREAS, the Sellers collectively own all of the equity interests in the Company (the “Company Equity Interests”);

WHEREAS, the Company is engaged in the development and operation of online games,

WHEREAS, the Sellers desire to cause the Company to effect the Offshore Reorganization (as defined below);

WHEREAS, upon the completion of the Offshore Reorganization, the Sellers will own all of the issued and outstanding share capital of the Offshore Company (as defined below) (the “Offshore Company Shares”); and

WHEREAS, the Sellers desire to sell to the Purchaser, and the Purchaser desires to purchase, all of the Offshore Company Shares, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1           Definitions.  The following terms, as used in this Agreement, shall have the following meanings:

“2010 Financial Statements” means the consolidated financial statements (including the consolidated balance sheets, statements of operations, statements of shareholders’ equity and comprehensive income and cashflow statements) of the Offshore Company for the 2010 calendar year, prepared in accordance with US GAAP and audited by the Auditor in accordance with the standards promulgated by the U.S. Public Company Accounting Oversight Board.

“2010 NPAT” means the NPAT for the 2010 calendar year, as reflected in the 2010 Financial Statements.

“Action” means any civil, criminal or administrative claim, action, suit, proceeding, arbitration, controversy or investigation by or before any Governmental Authority or any other Person acting on behalf of a Governmental Authority, whether brought by a Governmental Authority or any other Person.

“ADSs” means the American Depositary Shares of the Purchaser, each representing forty (40) Purchaser Ordinary Shares.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made.  For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and/or policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Anti-Bribery Law” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Organization for Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation, the anti-bribery related provisions in the criminal and anti-unfair competition laws of the PRC and any other applicable anti-bribery or similar or related laws.

“Auditor” means Deloitte Touche Tohmatsu CPA Ltd., the Purchaser’s independent registered public accounting firm, or any successor independent registered public accounting firm engaged by the Purchaser.

“Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the United States of America, the PRC or Hong Kong generally are authorized or required by Law or other governmental actions to close.

“Cause” shall mean (i) a breach by Shareholder A of his employment agreement with the Purchaser (which, for the purpose of this definition only, shall include the Company, the WFOE, the Hong Kong Company and the Offshore Company after the Closing) or any term of this Agreement that has not been cured after thirty (30) days’ written notice from the Purchaser and an opportunity to cure; (ii) the conviction or nolo contendere or equivalent plea for a criminal offense involving fraud or dishonesty or a criminal offense which otherwise results in financial or reputational harm to the Purchaser; (iii) willful and repeated failure by Shareholder A to perform the duties of his position in a competent manner, which failure continues after thirty (30) days’ written notice from the Purchaser and an opportunity to cure; (iv) failure to comply with any written rules or policies of the Purchaser as published and generally enforced, including, without limitation, breach of fiduciary duties to the Purchaser, which failure continues after thirty (30) days’ written notice from the Purchaser and an opportunity to cure; (v) any actions or omissions constituting willful misconduct or gross negligence resulting in financial or reputational harm to the Purchaser; (vi) any unlawful activity that constitutes an employment disqualification under applicable Laws; (vii) violation of applicable U.S. Securities Laws; (viii) any act or making any public statement that impairs, impugns, denigrates, disparages or negatively reflects upon the name, reputation or business interests of the Purchaser; (ix) any use of confidential information received during employment with the Purchaser relating to the business affairs of the Purchaser or any of its clients or customers, in breach of the undertaking to keep such information confidential; or (x) direct or indirect persuasion, or any attempt to persuade by any means, any employee of the Purchaser to terminate his or her employment with the Purchaser or to breach any of the terms of his or her employment with the Purchaser, in each case without the prior written consent of the Purchaser.

“Closing Share Price” means, with respect to each Trading Day, the closing price of the ADSs as reported on the Nasdaq Global Select Market, after adjusting for the forty (40) Purchaser Ordinary Shares to one ADS ratio (whereby one Purchaser Ordinary Share shall have a deemed closing price equal to 1/40 of the ADS closing price on such Trading Day).

“Company Books and Records” means all books, records, Contracts, documents, instruments, ledgers, reports, plans and files related to the conduct of the businesses of the Company and its Subsidiaries, the WFOE, the Hong Kong Company or the Offshore Company, as applicable, in paper, electronic or other forms that are maintained by or on behalf of the Company or any of its Subsidiaries, the WFOE, the Hong Kong Company or the Offshore Company, as applicable.

“Company IT Systems” means the computers, software, hardware, servers of the Company and its Subsidiaries (and of the WFOE, the Hong Kong Company and the Offshore Company, if any) and all other information technology equipment and all documentation related to the foregoing.

“Company Licensed Intellectual Property” means all Intellectual Property that the Company or any of its Subsidiaries is licensed to use in the conduct of their respective businesses pursuant to a Contract to which the Company or any of its Subsidiaries is a party.

“Company Ordinary Course of Business” means the ordinary course of the normal, day-to-day operations of the Company and its Subsidiaries, the WFOE, the Hong Kong Company or the Offshore Company, as applicable, in each case consistent with (i) the past practices of the Company and its Subsidiaries, the WFOE, the Hong Kong Company or the Offshore Company, as applicable, and (ii) applicable Laws.

“Company Owned Intellectual Property” means all Intellectual Property owned by the Company or any of its Subsidiaries that is used in the conduct of the respective businesses of the Company or any of its Subsidiaries.

“Contract” means any contract, agreement, license, note, bond, instrument, lease, conditional sale contract, franchise, insurance policy, mortgage, indenture, commitment or other binding agreement, whether written or oral.

“Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, water, soil, vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resources) or (ii) exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Substances, in each case as amended from time to time.

“Environmental Liabilities” with respect to any Person, means any and all Liabilities of or incurred by such Person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such Person or any of such Subsidiaries), whether vested or unvested, contingent or fixed, including contractual, which (i) arise under applicable Environmental Laws or with respect to Hazardous Substances and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“First Half 2010 Financial Statements” means the consolidated financial statements (including the consolidated balance sheets, statements of operations, statements of shareholders’ equity and comprehensive income and cashflow statements) of the Offshore Company for the first six (6) months of 2010, prepared in accordance with US GAAP and reviewed by the Auditor in accordance with the standards promulgated by the U.S. Public Company Accounting Oversight Board.

“First Half 2010 NPAT” means the NPAT for the first six (6) months of 2010, as reflected in the First Half 2010 Financial Statements.

“Governmental Authority” means any central, national, territorial, foreign, international, multinational, federal, state, provincial, local, municipal, county or other governmental, quasi-governmental, administrative or regulatory authority, legislative, executive or judicial body, agency, court, tribunal, commission, bureau, board, exchange or other similar entity (including any branch or department thereof).

“Governmental Authorizations” means approvals, consents, authorizations, certificates, verifications, filings, franchises, licenses, permits, notices, variances, rights or similar acts or authorizations, by, with or from any Governmental Authority.

“Governmental Order” means any order, writ, judgment, injunction, subpoena, indictment, decree, stipulation, determination, award or similar order entered by or with a Governmental Authority.

“Hazardous Substance” means any substance listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Hong Kong Company” means a limited liability company to be incorporated under the Laws of Hong Kong, which shall be the wholly-owned Subsidiary of the Offshore Company with no debt or other Liabilities and whose only assets are the entire equity interests of the WFOE.

“Indebtedness” means (i) Liabilities for borrowed money, whether contingent or funded, secured or unsecured, and obligations evidenced by bonds, debentures, notes or similar instruments, (ii) Liabilities for the deferred purchase price of any property or services rendered, (iii) Liabilities in respect of any lease of (or other arrangements conveying the right to use) real or personal property, or a combination thereof, which Liabilities are required to be classified and accounted for under US GAAP as capital leases, (iv) obligations under derivative contracts (valued at the termination value thereof) and any interest rate agreements and currency agreements and (v) Liabilities for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in the foregoing clause (i), (ii), (iii) or (iv) to the extent of the obligation secured.

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indemnifying Party” means the Sellers for the purpose of Section 9.2(a) and Section 9.2(b) or the Purchaser for the purpose of Section 9.2(d), as the case may be.

“Intellectual Property” means all (i) trademarks, service marks, brand names, corporate names, “doing-business-as”, Internet domain names, logos, symbols, trade dress, trade names, other indicia of origin, and all applications or registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, in any jurisdiction (collectively, the “Trademarks”), (ii) inventions, discoveries and patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions and reissues thereof, in any jurisdiction, (iii) trade secrets, confidential information and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, the “Trade Secrets”), (iv) works of authorship (including source code, databases and other compilations of information), and copyrights therein and thereto, and registrations and applications therefor, in any jurisdiction, and (v) any other intellectual property or proprietary rights, in each case to the extent entitled to legal protection as such.

“Key Employees” means the employees of the Company set forth in Exhibit A attached hereto or appropriate replacement of such employees in accordance with Section 5.1(c).

“Knowledge” means the knowledge, after reasonable inquiry, of: (i) with respect to each Seller, such Seller; (ii) with respect to the Company, the head(s) of each department of the Company and officers of the Company to whom such heads of departments report, and the Sellers; and (iii) with respect to the Purchaser, the executive management of the Purchaser.

“Law” means any central, national, territorial, foreign, international, multinational, federal, state, provincial, local, municipal, county or other law, statute, code, ordinance, treaty, rule, regulation, order, decree, judgment or ruling of any Governmental Authority.

“Liability” means any and all debts, liabilities, commitments and obligations, whether fixed, contingent or absolute, matured or unmatured, accrued or not accrued, determined or determinable, secured or unsecured, disputed or undisputed.

“Lien” means, whether arising under Contract or otherwise, any liens, pledges, debts, retention agreements, hypothecations, rights of others, assessments, voting trust agreements, options, rights of first offer, rights of first refusal, tag-along rights, drag-along rights, proxies, title defects, security interests, claims, charges, easements, limitations, commitments, encroachments, restrictions, mortgages, or limitations or encumbrances of any kind or nature whatsoever.

“Losses” means losses, damages, claims, fees, fines, costs and expenses, interest, awards, settlements, Liabilities, recourses, judgments and penalties (including reasonable fees and expenses of counsel and other advisors).

“Material Adverse Effect” means: (i) with respect to the Sellers, the Company or its Subsidiaries, the WFOE, the Hong Kong Company or the Offshore Company, any event, occurrence, fact, condition, change, development or effect on the Company or its Subsidiaries, the WFOE, the Hong Kong Company or the Offshore Company or their respective businesses, that has or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations, assets (including intangible assets), prospects, condition (financial or otherwise), properties (including intangible properties), Liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, the WFOE, the Hong Kong Company or the Offshore Company; and (ii) with respect to the Sellers or the Company, any effect that would affect the legality, validity or enforceability of this Agreement or materially impair the ability of the Sellers or the Company to perform their respective obligations under this Agreement or to consummate the transactions contemplated hereunder; provided that no effect resulting from any of the following shall be considered in determining whether there has occurred a Material Adverse Effect: (A) any facts, circumstances, events, changes or occurrences generally affecting the online gaming industry in which the Company or any of its Subsidiaries operates (other than those that have or would reasonably be expected to have a disproportionate impact on the Company or any of its Subsidiaries); (B) changes to accounting rules applicable to the Company or any of its Subsidiaries; (C) the public announcement of this Agreement or the consummation of the transactions contemplated by this Agreement; (D) changes or developments in political conditions in the PRC generally (including acts of war, declared or undeclared, armed hostilities and terrorism) (other than those that have or would reasonably be expected to have a disproportionate impact on the Company or any of its Subsidiaries); and (E) disruptions in the PRC securities markets generally (other than those that have or would reasonably be expected to have a disproportionate impact on the Company or any of its Subsidiaries).

“NPAT” means the consolidated net profit after tax in U.S. dollars of the Offshore Company, as calculated according to US GAAP.  Any net profits after tax in currencies other than U.S. dollars shall be converted into U.S. dollars according to the relevant exchange rates determined under US GAAP.

“Offshore Company” means an exempted limited liability company to be incorporated under the Laws of the Cayman Islands, with identical shareholders and an identical shareholding structure (including each shareholder’s percentage shareholding) as those of the Company as of the date of this Agreement, and which shall hold the entire equity interests of the Hong Kong Company.

“Offshore Reorganization” means the reorganization to be effected pursuant to the terms of the Plan of Offshore Reorganization set forth in Exhibit B attached hereto.

“Organizational Documents” means a Person’s constitution, charter, articles of organization, certificate of incorporation, certificate of formation, memorandum of association, articles of association, limited liability company agreement, partnership agreement, by-laws or other similar organizational or constituent documents, as applicable.

“Plan of Offshore Reorganization” means the plan set forth in Exhibit B attached hereto.

“PRC” means the People’s Republic of China, which, for purposes of this Agreement only, excludes the Hong Kong Special Administrative Region of the People’s Republic of China, the Macau Special Administrative Region of the People’s Republic of China and Taiwan.

“Person” means an individual, bank, savings association, credit union, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, association, trust, unincorporated organization, Governmental Authority or other entity of any kind or nature.

“Public Official” means an employee of a Governmental Authority, a member or official of a political party, a political candidate, an officer of a public international organization, or an officer, employee or representative of a PRC state-owned enterprise.

“Purchaser Disclosure Schedule” means the disclosure schedule attached hereto, dated as of the date hereof, delivered by the Purchaser to the Sellers and the Company.

“Purchaser Ordinary Shares” means ordinary shares of the Purchaser, par value US$0.0000005 per share.

“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, counsel, investment bankers, consultants, accountants and other authorized representatives or advisors.

“RMB” means Renminbi, the legal currency of the PRC.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Reports” means reports deemed to be filed by the Purchaser with the SEC under Sections 13(a) or 15(d) of the Exchange Act.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Sellers and Company Disclosure Schedule” means the disclosure schedule attached hereto, dated as of the date hereof, delivered by the Sellers and the Company to the Purchaser.

“Subsidiary” means, with respect to any Person, any other Person of which (i) at least a majority of the securities or ownership interests, having by their terms ordinary voting power to elect a majority of the board of directors or elect or appoint other Persons performing similar functions, is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries or (ii) more than half of the board of directors, or similar governing body, is controlled by such Person, by voting securities or otherwise.

“Tax” means all central, national, federal, state, provincial, municipal, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, share capital, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, conveyance, transfer, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Asset” means any net operating loss, net capital loss, Tax basis in any asset, investment Tax credit or any other credit or Tax attribute that could reduce Taxes (including deductions and credits related to alternative minimum Taxes).

“Tax Returns” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) supplied or required to be supplied to a Tax authority relating to Taxes.

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property”.

“Trademarks” has the meaning set forth in the definition of “Intellectual Property”.

“Trading Day” means any day when the Nasdaq Global Select Market is open for trading.

“US GAAP” means the generally accepted accounting principles in the United States of America.

“U.S. Securities Laws” means the Exchange Act, the Securities Act, all applicable state securities laws or blue sky laws, and any rules or regulations promulgated thereunder.

“Valuation” shall mean the product of (i) the 2010 NPAT, as calculated in accordance with US GAAP and reflected in the 2010 Financial Statements and (ii) (a) 5, if the 2010 NPAT is less than US$6,500,000, or (b) 8, if the 2010 NPAT is equal to or more than US$6,500,000, provided, that in no event shall the Valuation exceed US$80,000,000.

“WFOE” means a wholly foreign owned enterprise registered in the PRC to be established under the Laws of the PRC, which shall be the wholly-owned Subsidiary of the Hong Kong Company and may enter into one or more agreements with the Company in order for such enterprise, the Hong Kong Company and the Offshore Company to enjoy, among other things, the economic benefits of the Company’s business.

Section 1.2           Other Defined Terms.  The following terms shall have the meanings ascribed to them in the corresponding Sections set forth below:

Defined Terms	Section

“Affiliate Transaction”	3.20
“Agreement”	Preamble
“Arbitration Procedures”	10.5(a)
“Arbitration Rules”	10.5(a)
“Bankruptcy and Equity Exceptions”	3.1
“Basket Amount”	9.3(a)
“Benefit Plans”	3.14(b)
“Cayman Certification”	5.4(a)
“Closing”	2.3(a)
“Closing Date”	2.3(a)
“Company”	Preamble
“Company Employee”	3.14(a)
“Company Equity Interests”	Recitals
“Company Leased Real Property”	3.16(b)
“Company Leases”	3.16(b)
“Company Material Contracts”	3.18(a)
“Confidential Information”	5.9(a)
“Escrow Account”	5.2
“Escrow Agent”	5.2
“Expenses”	10.3
“Financial Statements”	3.10(a)
“First Payment”	2.2(a)
“HKIAC”	10.5(a)
“Nasdaq Exemption”	5.4(b)
“Offshore Company Shares”	Recitals
“Offshore Reorganization Regulatory Approvals”	3.8(a)
“Pre-Closing Tax Period”	5.11(a)
“Post-Closing Tax Period”	5.11(b)
“Prohibitive Order”	6.1(b)
“Purchase”	2.1
“Purchaser”	Preamble
“Purchaser Indemnified Party”	9.2(a)
“Remainder Amount”	2.2(c)
“Second Payment”	2.2(b)
“Sellers”	Preamble
“Seller Indemnified Party”	9.2(d)
“Seller Tax Return”	5.11(d)
“Shareholder A”	Preamble
“Shareholder B”	Preamble
“Stub Period”	5.11(a)
“Stub Period Objection Notice”	5.11(e)
“Stub Period Returns”	5.11(e)

Defined Terms	Section

“Termination Date”	8.1(b)
“Third Party Claim”	9.4(b)
“Third Payment”	2.2(c)
“Transfer”	5.12(a)

Section 1.3           Interpretation and Rules of Construction.  Unless the express context requires otherwise:

(a)           The words “herein”, “hereof”, “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)           Whenever the words “include”, “includes” or “including” appear, they shall be read to be followed immediately by the words “without limitation”.

(c)           The symbol “US$” or the words “U.S. dollars” means the lawful currency of the United States of America.

(d)           The use of the word “or” is not intended to be exclusive unless otherwise expressly indicated.

(e)           The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(f)            References to the Preamble or any specific Recital, Article, Section, Schedule or Exhibit shall refer, respectively, to the Preamble or specific Recital, Article, Section or Schedule of, or Exhibit to, this Agreement.

(g)           References to a Person shall also be references to its successors and permitted assigns.

(h)           The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(i)            All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant to this Agreement, unless otherwise defined therein.

(j)            Except as expressly stated in this Agreement, all references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any section of any statute, rule or regulation include any successor to the section.

(k)           The parties hereto have participated jointly in drafting and negotiating this Agreement.  In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision hereof.

ARTICLE II

SALE AND PURCHASE

Section 2.1           Sale and Purchase.  Upon the terms and subject to the conditions set forth in this Agreement, each of the Sellers shall sell and transfer at the Closing all of the Offshore Company Shares to the Purchaser, free and clear of any Liens, and the Purchaser shall purchase, acquire and accept all of the Offshore Company Shares from the Sellers (the “Purchase”).

Section 2.2           Purchase Price and Payments.

(a)           First Payment.  Upon the terms and subject to the conditions of this Agreement, at the Closing the Purchaser shall make a single payment (the “First Payment”) to the Sellers in the following manner:

(i)           each of Shareholder A and Shareholder B shall receive an amount equal to the product of (x) the percentage of its respective shareholding in the Company as of the date of this Agreement, as set forth in Schedule 2.2(a)(1) of this Agreement; (y) 25%; and (z) US$80,000,000; and

(ii)          each of the Sellers, other than Shareholder A and Shareholder B, shall receive an amount equal to the product of (x) the percentage of its respective shareholding in the Company as of the date of this Agreement, as set forth in Schedule 2.2(a)(1) of this Agreement; (y) 40%; and (z) US$80,000,000;

of which

(x)          (1) 50% of the First Payment payable to each Seller, other than Shareholder B, shall be made in cash, payable by wire transfer of immediately available U.S. dollar funds and (2) the remaining 50% of the First Payment payable to each Seller, other than Shareholder B, shall be made in Purchaser Ordinary Shares; and

(y)         100% of the First Payment payable to Shareholder B shall be made in Purchaser Ordinary Shares.

The number of Purchaser Ordinary Shares payable to each Seller pursuant to this Section 2.2(a) shall be determined by dividing (A) the amount to be paid in Purchaser Ordinary Shares by (B) the average of the Closing Share Prices for thirty (30) Trading Days up to the date immediately prior to the date of this Agreement, and with the number of Purchaser Ordinary Shares rounded up to the nearest whole number.  For illustrative purposes only, the cash and Purchaser Ordinary Shares each Seller shall receive in the First Payment is set forth in Schedule 2.2(a)(2) of this Agreement.

(b)           Contingent Second Payment.  As soon as reasonably practicable following June 30, 2010, the Purchaser shall use its commercially reasonable efforts to cause the Auditor to prepare and deliver the First Half 2010 Financial Statements to each of the Purchaser and Shareholder A.  If the Offshore Company’s First Half 2010 NPAT is equal to or greater than US$5,000,000, the Purchaser shall make a single payment (the “Second Payment”) to the Sellers within ten (10) Business Days after the delivery by the Auditor to the Purchaser of the First Half 2010 Financial Statements in the following manner:

(i)           each of Shareholder A and Shareholder B shall receive an amount equal to the product of (x) the percentage of its respective shareholdings in the Offshore Company at the time of the Closing; (y) 25%; and (z) US$80,000,000; and

(ii)          each of the Sellers, other than Shareholder A and Shareholder B, shall receive an amount equal to the product of (x) the percentage of its respective shareholding in the Offshore Company at the time of the Closing; (y) 10%; and (z) US$80,000,000;

of which

(x)          (1) 50% of the Second Payment payable to each Seller, other than Shareholder B, shall be made in cash, payable by wire transfer of immediately available U.S. dollar funds and (2) the remaining 50% of the Second Payment payable to each Seller, other than Shareholder B, shall be made in Purchaser Ordinary Shares; and

(y)         100% of the Second Payment payable to Shareholder B shall be made in Purchaser Ordinary Shares.

The number of Purchaser Ordinary Shares payable to each Seller pursuant to this Section 2.2(b) shall be determined by dividing (A) the amount to be made in Purchaser Ordinary Shares by (B) the average of the Closing Share Prices for thirty (30) Trading Days up to and inclusive of the sixth (6th) Business Day prior to the date of the Second Payment, and with the number of Purchaser Ordinary Shares rounded up to the nearest whole number.

(c)           Contingent Third Payment.  As soon as reasonably practicable following December 31, 2010, the Purchaser shall use its commercially reasonable efforts to cause the Auditor to prepare and deliver the 2010 Financial Statements to each of the Purchaser and Shareholder A.  Upon receipt by the Purchaser of the 2010 Financial Statements from the Auditor, the Purchaser shall calculate the Valuation and subtract from the Valuation the aggregate amounts received by all of the Sellers in the First Payment and the Second Payment (if any) (such resulting amount, the “Remainder Amount”).  If the Remainder Amount is a positive number, the Purchaser shall make a single payment (the “Third Payment”) to the Sellers within ten (10) Business Days after the delivery by the Auditor to the Purchaser of the 2010 Financial Statements in the following manner:

each of the Sellers shall receive an amount equal to the product of (x) the percentage of its respective shareholding in the Offshore Company at the time of the Closing and (y) the Remainder Amount,

of which

(x)           (1) 50% of the Third Payment payable to each Seller, other than Shareholder B, shall be made in cash, payable by wire transfer of immediately available U.S. dollar funds and (2) the remaining 50% of the Third Payment payable to each Seller, other than Shareholder B, shall be made in Purchaser Ordinary Shares; and

(y)          100% of the Third Payment payable to Shareholder B shall be made in Purchaser Ordinary Shares.

The number of Purchaser Ordinary Shares payable to each Seller pursuant to this Section 2.2(c) shall be determined by dividing (A) the amount to be made in Purchaser Ordinary Shares by (B) the average of the Closing Share Prices for thirty (30) Trading Days up to and inclusive of the sixth (6th) Business Day prior to the date of the Third Payment, and with the number of Purchaser Ordinary Shares rounded up to the nearest whole number.  If the Remainder Amount is a negative number, the Purchaser shall not be required to make any payments, nor shall any of the Sellers be obligated to make any payments to the Purchaser.

(d)           Not less than five (5) Business Days prior to the last day on which any of the First Payment, the Second Payment (if any) or the Third Payment (if any) is due, the Sellers shall designate in writing to the Purchaser the account or accounts to which the cash portions of such payments are to be made.

Section 2.3           Closing.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Purchase (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, Suite 501, Tower 1, China World Trade Center, One Jianguo Menwai Avenue, Beijing, PRC, at 9:30 A.M., Beijing time, no later than the fifth (5th) Business Day following the date on which all of the conditions set forth in Article VI (other than those conditions that by their nature can only be satisfied at the Closing but subject to the satisfaction or waiver of such conditions) have been satisfied or waived, or at such other location, time or date as may be agreed upon in writing by the Sellers and the Purchaser (the date on which the Closing occurs, the “Closing Date”).

(b)           At the Closing, in addition to the First Payment provided for in Section 2.2(a), the Purchaser shall deliver, or cause to be delivered, to the Sellers the following:

 (i)          the certificate to be delivered by the Purchaser pursuant to Section 6.3(a) and Section 6.3(b) hereof;

 (ii)         a receipt acknowledging the receipt of the items set forth in Section 2.3(c)(i) hereof; and

 (iii)        such other documents and instruments as may be reasonably required to consummate the transactions contemplated by this Agreement.

(c)           At the Closing, each of the Sellers shall deliver, or cause to be delivered, to the Purchaser the following:

 (i)          the certificate or certificates evidencing all of the Offshore Company Shares, duly endorsed in blank or accompanied by share transfer forms duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed;

(ii)          the resolution of the board of directors of the Offshore Company authorizing the transfer of all of the Offshore Company Shares to the Purchaser;

(iii)         a certified copy of the register of members of the Offshore Company evidencing that all of the Offshore Company Shares have been transferred to the Purchaser;

(iv)         the certificate to be delivered pursuant to Section 6.2(a), Section 6.2(b), Section 6.2(c) and Section 6.2(f) hereof;

(v)          written resignations of each member of the board of directors, except Shareholder A, of each of the Company, the WFOE, the Hong Kong Company and the Offshore Company;

(vi)         a receipt acknowledging receipt of the First Payment by the Purchaser in full satisfaction of its obligations under Section 2.2(a) hereof; and

(vii)        such other documents and instruments as may be reasonably required to consummate the transactions contemplated by this Agreement, including the items set forth in Schedule 2.3(c)(v).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND
THE COMPANY

SUB-ARTICLE A
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers, severally but not jointly, hereby represents and warrants to the Purchaser as of the date hereof and as of the Closing Date:

Section 3.1           Authorization of Transaction; Binding Obligation.  Such Seller has the requisite power and authority and has taken all actions necessary to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder.  This Agreement has been duly executed and delivered by such Seller, and constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights and to general equitable principles (collectively, the “Bankruptcy and Equity Exceptions”).

Section 3.2           Non-Contravention.  The execution, delivery and performance of this Agreement by such Seller do not, and the consummation of the transactions contemplated hereby will not, constitute or result in a breach or violation of, a termination (or right of termination) or default (or an event that with notice or lapse of time or both would become a default) under, the creation or acceleration of any obligations under, the creation of a Lien on any of the assets of such Seller pursuant to, or the necessity of obtaining any consent, waiver or approval with respect to, any Contract or other material instrument or obligation applicable to such Seller or its properties or assets, or conflict with or violate any Law to which such Seller, or its properties or assets, is subject.

Section 3.3           Title to the Offshore Company Shares.  Subject to the completion of the Offshore Reorganization, at all times prior to the Closing Date and at the Closing: (a) such Seller will be the record and beneficial owner of the Offshore Company Shares issued to such Seller in connection with the Offshore Reorganization, free and clear of any Liens; (b) such Seller will not be party to any option, warrant, purchase right or other Contract (other than this Agreement) that could require such Seller to Transfer or otherwise dispose of, or subject to any Lien, the Offshore Company Shares held by such Seller; and (c) such Seller will not be a party to any voting trust, proxy or other agreement or understanding (other than under this Agreement) with respect to the voting of the Offshore Company Shares.  Upon delivery to the Purchaser at the Closing of the certificate or certificates evidencing the Offshore Company Shares owned by such Seller, duly endorsed by such Seller in blank or accompanied by share transfer forms duly endorsed by such Seller in blank in proper form for Transfer, with appropriate transfer stamps, if any, affixed, such Seller’s respective record and beneficial ownership interests in the Offshore Company Shares owned by such Seller (including good title) will pass to the Purchaser, free and clear of any Liens, and neither the Seller nor any third party will have any continuing right, title or interest in or to the Offshore Company Shares.

Section 3.4           U.S. Securities Laws.

(a)           Such Seller is not a “U.S. person” as defined in Rule 902(k) of Regulation S under the Securities Act.

(b)           Such Seller has complied with all U.S. Securities Laws in connection with the transactions contemplated by this Agreement.

SUB-ARTICLE B
REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE COMPANY

Each of the Sellers and the Company jointly and severally represents and warrants to the Purchaser as of the date hereof and as of the Closing Date:

Section 3.5           Authorization of Transaction; Binding Obligation.  The Company has the requisite corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder.  This Agreement has been duly executed and delivered by the Company, and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company, in accordance with its respective terms, subject to the Bankruptcy and Equity Exceptions.

Section 3.6           Organization.  Except as set forth in Section 3.6 of the Sellers and Company Disclosure Schedule, each of the Company and the Company’s Subsidiaries is: (a) a legal entity duly organized, validly existing and in good standing under the Laws of the PRC and has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted; and (b) is qualified to do business as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification.  A correct and complete copy of the Organizational Documents of the Company and of its Subsidiaries, as amended as of the date of this Agreement, has been made available to the Purchaser, and each such Organizational Document is in full force and effect.

Section 3.7           Non-Contravention.  Except as set forth in Section 3.7 of the Sellers and Company Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby will not, constitute or result in (a) a breach or violation of the Organizational Documents of the Company or any of the Company’s Subsidiaries or (b) a breach or violation of, a termination (or right of termination) or default (or an event that with notice or lapse of time or both would become a default) under, the creation or acceleration of any obligations under, the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to, or the necessity of obtaining any consent, waiver or approval with respect to, any Contract or other instrument or obligation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (c) conflict with or violate any Law to which the Company or any of the Company’s Subsidiaries, or any of their respective properties or assets, is subject, or any Governmental Authorization.

Section 3.8           Governmental Approvals and Third Party Consents.

(a)           Except for the regulatory approvals referred to in the Plan of Reorganization in Exhibit B attached hereto (collectively, the “Offshore Reorganization Regulatory Approvals”), no notices, reports or other filings are required to be made by any of the Sellers or the Company or any of its Subsidiaries with, nor are any Governmental Authorizations required to be obtained by any of the Sellers or the Company or any of its Subsidiaries from, any Governmental Authority in connection with the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement.

(b)           The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby will not conflict with or result in any violation of or default (with or without notice or lapse of time) under or give rise to a right of termination or cancellation under any Company Material Contract (as defined below).

Section 3.9           Company Equity Interests.

(a)           Except for the arrangements contemplated by the Offshore Reorganization, the Company Equity Interests consist of RMB11,182,480 of registered capital, as set forth in Schedule 2.2(a)(1) of this Agreement (with the Company Equity Interests owned by each Seller set forth opposite such Seller’s name in Schedule 2.2(a)(1)). Except for the Company Equity Interests, there are no other outstanding equity or other interests in or voting or other securities of the Company or other instruments having the right to vote or convertible into or exercisable or exchangeable for equity interests or other securities having the right to vote on any matters on which the Company’s shareholders may vote.  The Company Equity Interests have been duly authorized, are validly issued, fully paid and nonassessable, are not subject to any Lien, preemptive rights or subscription rights and were not issued in violation of the Organizational Documents of the Company.

(b)           Except as set forth in Section 3.9(b) of the Sellers and Company Disclosure Schedule and for the arrangements contemplated by the Offshore Reorganization, the Company has made available to the Purchaser true and complete information regarding, for each Subsidiary of the Company, (i) its name and jurisdiction of organization, (ii) the number of shares of or other equity interests in such Subsidiary that are authorized and (iii) the number of shares or other equity interests in such Subsidiary that were issued and outstanding, the names of the holders thereof and the number of shares or other equity interest held by each such holder.  All issued and outstanding shares or other equity interest in each of the Company’s Subsidiaries have been duly authorized, are validly issued, fully paid and nonassessable, are not subject to any Lien, preemptive rights or subscription rights and were not issued in violation of the Organizational Documents of such Subsidiary, or any other instruments having the right to vote, or convertible into or exercisable or exchangeable for securities having the right to vote on any matters on which the shareholders of a Subsidiary of the Company may vote.  All of the outstanding shares, voting securities or other equity interest in each Subsidiary of the Company are owned, directly or indirectly, by the Company.

(c)           Except for the arrangements contemplated by the Offshore Reorganization,  there are no options, warrants or other securities authorized, issued or outstanding, calls, purchase rights, subscription rights, exchange rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, Contracts or undertakings of any kind, to which the Company or any of its Subsidiaries is a party or by which it is bound, (i) obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares or other equity interests in, or any security convertible into or exchangeable or exercisable for any shares or other equity interest in, or any contractual rights containing any equity features (including stock appreciation, “phantom” stock, profit participation or similar rights) with respect to, the Company or any of its Subsidiaries, or (ii) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, unit, Contract or undertaking.  There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares or other equity interests of the Company or any of its Subsidiaries.

Section 3.10         Financial Information.

(a)           A true and correct copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2008 and October 31, 2009 together with the related unaudited statements of income of the Company for the fiscal years and/or periods then ended, including any notes thereto (collectively, the “Financial Statements”), has been made available to the Purchaser.

(b)           The Financial Statements (i) were prepared based upon the information contained in the Company Books and Records, (ii) were prepared, in all material respects, in accordance with US GAAP consistently applied (except as may be noted therein) and (iii) present fairly and accurately in all material respects the consolidated financial position and results of operations and cash flow of the Company and its Subsidiaries as of the dates or for the periods presented therein.

(c)           Except as set forth in Section 3.10(c) of the Sellers and Company Disclosure Schedule, the Company Books and Records have been (i) made available to the Purchaser and (ii) maintained in material compliance with applicable legal and accounting requirements and fairly and accurately reflect, in all material respects, all dealings and transactions in respect of the businesses, assets and Liabilities of the Company and its Subsidiaries.

(d)           The Company and its Subsidiaries have no Liabilities, other than (i) Liabilities expressly reflected, reserved against or otherwise disclosed in the Financial Statements, (ii) Liabilities incurred after October 31, 2009 in the Company Ordinary Course of Business and (iii) Liabilities that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

(e)           Conduct in the Ordinary Course of Business.  Since October 31, 2009, except as may be expressly permitted or contemplated by this Agreement (including the Offshore Reorganization) and as set forth in Section 3.10(e) of the Sellers and Company Disclosure Schedule, (i) the Company and its Subsidiaries have conducted their respective businesses only in the Company Ordinary Course of Business, (ii) there has not occurred any event that has had, or would reasonably be expected to have, a Material Adverse Effect, (iii) there has not been any material damage, destruction or other casualty loss with respect to any assets or property owned, leased or otherwise used by the Company or any of its Subsidiaries (whether covered by insurance or not), (iv) neither the Company nor any of its Subsidiaries has increased the compensation of any of their officers or the rate of pay of any of their employees, except as part of regular compensation increases in the Company Ordinary Course of Business, (v) there has not occurred a change in the accounting principles or practice of the Company or any of its Subsidiaries, except as required by applicable Laws or a change in US GAAP, and (vi) neither the Company nor any of its Subsidiaries has declared, set aside, made or paid any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to its share capital.

Section 3.11         No Undisclosed Indebtedness.  There are no issued or outstanding bonds, debentures or notes of the Company.

Section 3.12         Taxes.

(a)           All Tax Returns that are required to be filed by or with respect to the Company and its Subsidiaries have been timely filed, and all such Tax Returns are true and complete in all material respects.

(b)           All Taxes that are due (whether or not shown on the Tax Returns referred to in Section 3.12(a) hereof) have been paid in full, except with respect to Taxes for which adequate reserves have been reflected in the Financial Statements.

(c)           To the Company’s Knowledge, the Tax Returns referred to in Section 3.12(a) hereof have been examined by the appropriate Tax authority, or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired.

(d)          All material deficiencies asserted or material assessments made as a result of examinations of the Tax Returns referred to in Section 3.12(a) hereof by the appropriate Tax authority that are due have been paid in full.

(e)           No material issues that have been raised by the relevant Tax authority with the Company or its Subsidiaries in connection with the examination of any of the Tax Returns referred to in Section 3.12(a) hereof are currently pending.

(f)           No waivers of statutes of limitation have been given by or requested with respect to any Taxes of the Company or any of its Subsidiaries.

(g)          There are no Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

(h)          The Company and its Subsidiaries are, and at times all have, complied in all material respects with all applicable Tax Laws.

Section 3.13         Litigation, Compliance and Governmental Authorizations.

(a)           Except as set forth in Section 3.13(a) of the Sellers and Company Disclosure Schedule, (i) there are no Actions or Governmental Orders pending or, to the Sellers’ or the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, or any of their respective directors, officers, employees or shareholders, and (ii) neither the Company nor any of its Subsidiaries is subject to the provisions of any Governmental Order that is reasonably expected to have a Material Adverse Effect.

(b)           Except as set forth in Section 3.13(b) of the Sellers and Company Disclosure Schedule, the Company is conducting, and at all times since its inception has conducted, its business in compliance with all Laws or Governmental Orders applicable to the Company and its Subsidiaries in all material respects.  Neither the Company nor any of its Subsidiaries is in violation of their respective Organizational Documents.

(c)           Except as set forth in Section 3.13(c) of the Sellers and Company Disclosure Schedule, each of the Company and its Subsidiaries has all Governmental Authorizations from, and has made all filings, applications, verifications and registrations with, all Governmental Authorities that are required in order to permit it to own and operate its business as presently conducted; all such Governmental Authorizations are in full force and effect and are current, and no suspension, modification or cancellation of any Governmental Authorization currently in effect is threatened or is reasonably likely, and, except as set forth in Section 3.13(c) of the Sellers and Company Disclosure Schedule, there has not been any event, occurrence, or circumstance that could reasonably likely result in any of the Governmental Authorizations currently in effect not being extended upon its expiration; and, to the Company’s Knowledge, all such Governmental Authorizations shall survive unchanged the execution of this Agreement and the consummation of the transactions contemplated hereby.

Section 3.14         Employee Benefits.

(a)           Except as set forth in Section 3.14(a) of the Sellers and Company Disclosure Schedule, the Company has made available to the Purchaser true and complete information regarding, as of the date of this Agreement (or will make available such information as of the Closing Date, in case of the WFOE, the Hong Kong Company and the Offshore Company), (i) the names, corporate and functional titles and hire dates of the current managers, directors, officers and employees of the Company and its Subsidiaries as of the date of this Agreement, and of the Company, its Subsidiaries, the Hong Kong Company, the WFOE and the Offshore Company as of the Closing Date (each, a “Company Employee”), including such names and titles of Company Employees on leave from, and their anticipated dates of return to, the Company, its Subsidiaries, the WFOE, the Hong Kong Company or the Offshore Company, as applicable, and annual salaries or hourly rates of such Company Employees, (ii) any independent contractor, agent or consultant who receives regular payments from the Company or any of its Subsidiaries, the WFOE, the Hong Kong Company or the Offshore Company, as applicable, and any other individual to whom the Company or any of its Subsidiaries, the WFOE, the Hong Kong Company or the Offshore Company, as applicable, pays or provides or has an obligation or agreement (written or unwritten) to pay or provide, or a policy or practice of paying or providing retirement, health, welfare, deferred compensation or any other benefits of any kind on a regular basis, (iii) each former Company Employee and beneficiary receiving continued health coverage in accordance with applicable Laws or pursuant to any Contract, (iv) all bonus, incentive and deferred compensation grants or awards currently outstanding or to be paid in subsequent years and (v) all obligations for severance payments on termination of employment. There are no employment or consulting Contracts to which the Company is a party or by which it is bound other than as have been made available to the Purchaser.

(b)           The Company has made available to the Purchaser true and complete copies of all benefit and compensation plans, Contracts, policies or arrangements covering current or former Company Employees, and deferred compensation, stock option, stock purchase, equity participation, stock appreciation rights, stock based, “phantom” stock, incentive and bonus plans (including those required by applicable Laws) (collectively, the “Benefit Plans”), if any.

(c)           Each Benefit Plan is now and always has been operated in accordance with its terms and the requirements of all applicable Laws.  Each of the Company and its Subsidiaries, the WFOE, the Hong Kong Company and the Offshore Company, as applicable, has performed all obligations required to be performed by any of them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any Benefit Plan.  No Action is pending before any Governmental Authority or, to the Sellers’ or the Company’s Knowledge, threatened to be brought by or before any Government Authority with respect to any Benefit Plan.

(d)           All contributions, premiums or payments required to be made with respect to any Benefit Plan have been made on or before their due dates.  All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority, and no fact or event exists which would be expected to give rise to any such challenge or disallowance.

(e)           Each of the Company and its Subsidiaries, the WFOE, the Hong Kong Company and the Offshore Company, as applicable, has made all social security contributions (including contributions to all mandatory provident fund schemes) in respect of or on behalf of all Company Employees in accordance with applicable Laws.

(f)           There has been no amendment to, announcement by the Company or any of its Subsidiaries, the WFOE, the Hong Kong Company or the Offshore Company relating to, or change in employee participation or coverage under, any Benefit Plan which would increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year and reflected in the Financial Statements.

(g)           Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby, including as a result of any termination of employment prior to or following the Closing Date, will (i) result in any increase in compensation or any payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any current or former Company Employee under any Benefit Plan or otherwise from the Company, (ii) increase any benefits otherwise payable under any Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefit.  All contributions and other payments required to be made by the Company or any of its Subsidiaries, the WFOE, the Hong Kong Company or the Offshore Company, as applicable, to any Benefit Plan with respect to any period ending at the Closing Date have been made or reserves adequate for such contributions or other payments have been or will be set aside therefor and have been or will be reflected in the Financial Statements.

(h)           There are no material outstanding Liabilities of any of the Benefit Plans other than Liabilities for benefits to be paid to participants in such Benefit Plans and their beneficiaries in accordance with the terms of such Benefit Plan.  Except as provided by applicable Laws, there are no restrictions on the rights of the Company or any of its Subsidiaries to amend or terminate any of the Benefit Plans.

Section 3.15         Labor.

(a)           Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization, and no such collective bargaining agreement is being negotiated or contemplated by the Company or any of its Subsidiaries.  No labor organization or group of Company Employees has made any attempt for recognition to the Company or any of its Subsidiaries, and there are no pending representation or certification proceedings or, to the Company’s Knowledge, petitions seeking a representation proceeding presently pending or threatened to be brought or filed with any labor relations tribunal or authority relating to the Company or any of its Subsidiaries.  No strike, work stoppage or material labor dispute is pending or, to the Company’s Knowledge, threatened that involves the Company or any of its Subsidiaries.

(b)           There is no charge of discrimination in employment or unfair labor practice that has been asserted or is now pending or threatened before any Governmental Authority against the Company or any of its Subsidiaries in any jurisdiction where Company Employees are located.  Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Laws relating to labor, employment, termination of employment or similar matters, including any applicable wage and hour laws, and there are no pending, or threatened, charges or complaints by any current or former Company Employees or any Governmental Authority alleging a violation of any such Laws.

Section 3.16         Real Property.

(a)           Neither the Company nor any of its Subsidiaries owns any real property.

(b)           Except as set forth in Section 3.16(b) of the Sellers and Company Disclosure Schedule, the Company has made available to the Purchaser true and complete information regarding all real property leased or subleased to the Company or any of its Subsidiaries as a tenant or subtenant (the “Company Leased Real Property”).  A correct and complete copy of all real property leases and subleases relating to the Company Leased Real Property (the “Company Leases”) and all ancillary documents pertaining thereto, which the Company or any of its Subsidiaries is a party to or is bound by, has been made available to the Purchaser.  Except as set forth in Section 3.16(b) of the Sellers and Company Disclosure Schedule, (i) each Company Lease is in full force and effect and enforceable against the Company or any of its Subsidiaries that is a party thereto and, to the Company’s Knowledge, the other parties thereto, in accordance with its terms, subject to the Bankruptcy and Equity Exceptions, (ii) none of the Company and its Subsidiaries is in material breach of or default under any Company Lease, (iii) no event has occurred that, with notice or lapse of time or both, is reasonably likely to constitute a material breach or default by the Company or any of its Subsidiaries under any Company Lease, and (iv) all improvements and fixtures and equipment located on the Company Leased Real Property and owned by the Company or any of its Subsidiaries and used in the business of the Company and/or its Subsidiaries (x) are in reasonably good condition and repair, subject to reasonable wear and tear, and (y) are sufficient for the current and currently contemplated operation of the business of the Company or any of its Subsidiaries, as the case may be.

Section 3.17         Intellectual Property.

(a)          Except as set forth in Section 3.17(a) of the Sellers and Company Disclosure Schedule, none of the Company Owned Intellectual Property is registered with, or is subject to a pending application for registration with, any Governmental Authority.

(b)          The Sellers and/or the Company have made available to the Purchaser all Contracts relating to any Company Owned Intellectual Property.

(c)          The Company and its Subsidiaries own or have sufficient rights to use the Company Owned Intellectual Property and the Company Licensed Intellectual Property, free and clear from any Liens.  All such rights shall survive unchanged the consummation of the transactions contemplated by this Agreement.  None of the Company Owned Intellectual Property or Company Licensed Intellectual Property that is exclusively licensed by the Company or its Subsidiaries is subject to any outstanding Governmental Order against the Company or its Subsidiaries materially and adversely affecting the Company’s or any of its Subsidiaries’ use thereof or rights thereto.

(d)          The Company Owned Intellectual Property and the Company Licensed Intellectual Property include all Intellectual Property used or held for use in connection with the operation of the businesses of the Company and its Subsidiaries as currently conducted, and there are no other items of Intellectual Property that are material to or necessary for the operation of the businesses of the Company and its Subsidiaries as currently conducted or for the continued operation of the businesses of the Company and its Subsidiaries between the Closing and December 31, 2010 in substantially the same manner as operated prior to the Closing.

(e)          Except as set forth in Section 3.17(e) of the Sellers and Company Disclosure Schedule, to the Company’s Knowledge, (i) The Company and its Subsidiaries are not infringing on or otherwise violating any Intellectual Property right of any third party, and (ii) to the Company’s Knowledge, no third party is infringing on or otherwise violating any Company Owned Intellectual Property.

(f)           The Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of all material Trade Secrets that are owned or used by the Company or any of its Subsidiaries, and to the Company’s Knowledge, such Trade Secrets have not been used or disclosed by any Person except pursuant to a non-disclosure and/or license agreement that has not been breached.

(g)          The Company IT Systems that are material to the conduct of the businesses of the Company and its Subsidiaries as currently conducted are sufficient for their intended use and for the operation of the businesses of the Company and its Subsidiaries as currently conducted, subject to customary wear and tear and malfunctions and breakdowns that have arisen from time to time.

Section 3.18         Material Contracts.

(a)           Except as set forth in Section 3.18(a) of the Sellers and Company Disclosure Schedule, the Sellers and/or the Company have made available to the Purchaser a correct and complete copy of each Contract in effect as of the date of this Agreement and will make available a correct and complete copy of each Contract in effect as of the Closing Date to which the Company or any of its Subsidiaries is a party (or with respect to clauses (v) and (vii) below, by which any of the Company Employees is bound) that (A) is material to the Company and its Subsidiaries, taken as a whole, or (B) is one of the following types of Contracts ((A) and (B) together, the “Company Material Contracts”):

(i)           any Contract that is reasonably expected to require the payment by or to the Company or any of its Subsidiaries of (x) more than US$100,000, in the aggregate during any twelve (12)-month period or (y) more than US$100,000, in the aggregate over the term of each such Contract, and, in the cases of both (x) and (y), which does not terminate or is not terminable without penalty upon notice of sixty (60) days or less;

(ii)          any joint venture, partnership, limited liability company, strategic alliance and other similar Contract involving a sharing of profits and losses;

(iii)         any Contract entered into within the last three (3) years relating to the acquisition or disposition of any business or operations (whether by merger, sale of shares, sale of assets or otherwise);

(iv)         any Contract that has any material executory indemnification obligations relating to the acquisition, lease or disposition, directly or indirectly, by merger or otherwise, of assets of, or share capital or other equity interest in, another Person, other than such Contracts that are not material to the Company or any of its Subsidiaries;

(v)          any Contract that (x) limits the ability of the Company or any of its Subsidiaries or, to the Company’s Knowledge, any of the Company Employees after the Closing to compete in any line of business or in any geographic area or (y) contains an exclusivity obligation of, or a grant of “most favored nation” or similar status to a third party by, the Company or any of its Subsidiaries;

(vi)        any Contract (x) that grants any right of first refusal or first offer or similar right to a third party by the Company or any of its Subsidiaries, (y) that requires the disposition of material assets or line of the business of the Company or any of its Subsidiaries or (z) that limits the payment of dividends or other distributions by the Company or any of its Subsidiaries;

(vii)       any Contract containing any covenant limiting the freedom of the Company or any of its Subsidiaries or, to the Company’s Knowledge, any of the Company Employees, to solicit or hire Persons for employment or consultancy;

(viii)      any Contract that limits the freedom of the Company or any of its Subsidiaries to (A) engage in any business or carry on or expand the scope or geographical scope of any business anywhere in the world, or (B) manufacture, market, sell, conduct research and development for or provide services for any products, equipment, goods or services of any business, or (C) source, purchase or procure from any Person any materials, supplies, merchandise or other goods for any business;

(ix)         any Contract evidencing any material Affiliate Transaction;

(x)          any Contract evidencing any Indebtedness of the Company or any of its Subsidiaries, or any guarantee thereof, in excess of US$300,000 other than the Indebtedness to direct or indirect wholly owned Subsidiaries of the Company made in the Company Ordinary Course of Business;

(xi)         any settlement agreement entered into since January 1, 2007, other than releases immaterial in nature or amount entered into in the Company Ordinary Course of Business;

(xii)        any Contract in respect of the employment of any director, executive officer or other Key Employee;

(xiii)       any Contract that is a license or sublicense of any item of Intellectual Property (whether as a licensor or a licensee), other than licenses for “off-the-shelf” commercially available software or that require annual payment of less than US$50,000, including maintenance fees;

(xiv)       any Contract that relates to an acquisition, divestiture, merger or business combination or similar transactions;

(xv)        any Contract with a Governmental Authority; and

(xvi)       any other Contract that was not negotiated and entered into in the Company Ordinary Course of Business.

(b)           A correct and complete copy of each Company Material Contract (including all amendments, modifications, extensions, renewals, schedules, exhibits or ancillary agreements with respect thereto) has been made available to the Purchaser.  Each Company Material Contract is in full force and effect and is valid, binding and enforceable against the Company or its Subsidiaries party thereto, as the case may be, and, to the Company’s Knowledge, each other party thereto in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.  Neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any other party thereto, is in breach or violation of, or default under, any Company Material Contract, and no event has occurred that with notice or lapse of time or both would constitute a breach or violation of or default under any Company Material Contract.

Section 3.19         Environment.  To the Company’s Knowledge, (a) the Company and its Subsidiaries and the Company Leased Real Properties are in compliance with all applicable Environmental Laws, including possessing all Governmental Authorizations required for their operations under applicable Environmental Laws; (b) none of the Company, its Subsidiaries or the Company Leased Real Properties are the subject of any pending written notice, notification, demand, request for information, citation, summons, complaint or order from any Governmental Authority, with respect to any matters relating to or arising out of any Environmental Laws; (c) the Company Leased Real Properties are not currently subject to any Governmental Order directed to the Company or its Subsidiaries arising under any Environmental Law; (d) the Company Leased Real Properties have not been used by the Company or its Subsidiaries, or, to the Company’s Knowledge, any other Person, for the disposal of Hazardous Substances; (e) the Company Leased Real Properties have not had any emissions or discharges by the Company or its Subsidiaries, or, to the Company’s Knowledge, any other Person, of any Hazardous Substances, except in each case as permitted under applicable Environmental Laws; and (f) the Company and its Subsidiaries have not incurred any material Environmental Liabilities.

Section 3.20         Affiliate Transactions.  Except as set forth in the Financial Statements, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries on one hand, and any of its current or former officers or directors or other Affiliates, on the other hand (excluding any wholly owned Subsidiary of the Company), that would be expected to require the fulfillment or payment of any obligations or Liabilities by the Company on or after the Closing Date (each, an “Affiliate Transaction”).

Section 3.21         [Reserved.]

Section 3.22         Anti-Bribery Laws.  None of the Company or any of its Subsidiaries or any director, officer, manager, shareholder, employee or, to the Sellers’ or the Company’s Knowledge, any other person (including agents and independent contractors) acting for or on behalf of the Company or any of its Subsidiaries, has directly or indirectly: (a) made any contribution, gift, bribe, payoff, influence payment, kickback or any other fraudulent payment in any form, whether in money, property or services, or made any promise to pay, or authorized the payment of any money or the giving of anything of value, to any Public Official or otherwise (i) to obtain favorable treatment in securing business for the Company or any of its Subsidiaries, (ii) to pay for favorable treatment for business secured or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any of its Subsidiaries, in each case which would have been in violation of any applicable Law, including any Anti-Bribery Law; or (b) established or maintained any fund or assets in which the Company or any of its Subsidiaries shall have proprietary rights that have not been truthfully and accurately recorded in the Company Books and Records.

Section 3.23         OFAC.  To the Company’s Knowledge, none of the Company or any of its Subsidiaries or any of their respective Representatives have engaged in transactions connected with any government, country or other entity or person that is the target of U.S. economic sanctions administered by the U.S. Treasury Department Office of Foreign Assets Control, including those designated on its list of Specially Designated Nationals and Blocked Persons, and none of the Company or any of its Subsidiaries or any of their respective Representatives is any such person or entity.

Section 3.24         Brokers.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Sellers, the Company or any of its Subsidiaries.

Section 3.25         Sufficiency of Assets.  At all times prior to the Closing Date and at the Closing, the Company and its Subsidiaries will own or have the right to use all of the assets, properties and rights necessary for the conduct the respective businesses of the Company and its Subsidiaries as conducted as of the date hereof.  After giving effect to the Closing, the Sellers will not own any assets, properties or rights that are used primarily in the conduct of the business and operations of the Company and its Subsidiaries as conducted as of the date hereof.

Section 3.26         No Solicitation.  Since November 6, 2009, none of the Sellers or the Company, nor their respective Subsidiaries, Affiliates, Representatives, employees or members of the board of directors has: (a) solicited, initiated, entertained, accepted or encouraged the submission of any proposal or offer from any Person relating to the direct or indirect acquisition of the equity or other interests of the Company; or (b) participated in any discussions or negotiations regarding, furnished any information with respect to, assisted or participated in, or facilitated in any other manner any effort or attempt by any Person to do or seek any of the foregoing.  Each of the Sellers and the Company has immediately notified the Purchaser orally and in writing of any Person’s proposal, offer, inquiry or contact with respect to any of the foregoing.

Section 3.27         Full Disclosure.  The Company has provided the Purchaser with all information requested by the Purchaser in connection with its decision to enter into the transactions contemplated by this Agreement.  None of the representations or warranties made by the Sellers and/or the Company in this Agreement and none of the ancillary agreements or any other statements or certificates or other materials or information made or delivered, or to be made or delivered, by the Sellers and/or the Company to the Purchaser or any of its Representatives in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances under which they were made.  There are no facts which (individually or in the aggregate) (a) materially and adversely affect the business, operations, assets (including intangible assets), prospects, condition (financial or otherwise), properties (including intangible properties), Liabilities or results of operations of the Company and its Subsidiaries taken as a whole; or (b) are otherwise material to the Purchaser’s evaluation of the transactions contemplated by this Agreement that have not been set forth in this Agreement or any ancillary agreements or other statements or certificates or other materials or information made or delivered, or to be made or delivered, by the Sellers and/or the Company to the Purchaser or any of its Representatives in connection herewith.

SUB-ARTICLE C
REPRESENTATIONS AND WARRANTIES IN RESPECT OF THE WFOE, THE HONG
KONG COMPANY AND THE OFFSHORE COMPANY

Each of the Sellers jointly and severally represents and warrants in respect of each of the WFOE, the Hong Kong Company and the Offshore Company to the Purchaser as of the Closing Date (it being understood that any breach of any such representation and/or warranty shall be deemed to be a breach of such representation and/or warranty by each of the Sellers):

Section 3.28         Certain Representations and Warranties. Except as set forth in Section 3.28 of the Sellers and Company Disclosure Schedule, the representations and warranties made by the Company under Section 3.11 through Section 3.27 hereof shall be made by each of the Sellers in respect of each of the WFOE, the Hong Kong Company and the Offshore Company (in each case replacing the references to “the Company” with “the WFOE”, “the Hong Kong Company” or “the Offshore Company”, respectively), it being understood that, for purposes of such representations and warranties in respect of the WFOE, the Hong Kong Company and the Offshore Company, references to “Subsidiary” or “Subsidiaries” shall also include the Company and any of the Company’s Subsidiaries.

Section 3.29         Authorization of Transaction. The WFOE, the Hong Kong and the Offshore Company shall have the requisite corporate power and authority and shall have taken all corporate actions necessary to consummate the transactions contemplated hereby (including the Offshore Reorganization).

Section 3.30         Organization. The WFOE, the Hong Kong Company and the Offshore Company shall be duly incorporated, validly existing and in good standing (if applicable) under their respective jurisdictions of incorporation and will have the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the WFOE, the Hong Kong Company and the Offshore Company will be qualified to do business as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification.

Section 3.31         Non-Contravention. Except as set forth in Section 3.31 of the Sellers and Company Disclosure Schedule, the consummation of the transactions contemplated hereunder shall not constitute or result in a breach or violation of a termination (or right of termination) or default (or an event that with notice or lapse of time or both would become a default) under, the creation or acceleration of any obligations under, the creation of a Lien (except for the arrangements contemplated by the Offshore Reorganization) on any of the assets of any of the WFOE, the Hong Kong Company or the Offshore Company pursuant to, or the necessity of obtaining any consent, waiver or approval with respect to, any Contract or other instrument or obligation applicable to any of the WFOE, the Hong Kong Company or the Offshore Company or its respective properties or assets, or conflict with or violate any Law to which any of the WFOE, the Hong Kong Company or the Offshore Company, or its respective properties or assets, is subject.

Section 3.32         Governmental Approvals and Third Party Consents.

(a)           Except for the Company Required Regulatory Approvals, no notices, reports or other filings shall be required to be made by any of the WFOE, the Hong Kong Company or the Offshore Company or any of its Subsidiaries with, nor shall any Governmental Authorizations be required to be obtained by any of the WFOE, the Hong Kong Company or the Offshore Company or any of its Subsidiaries from any Governmental Authority in connection with the consummation of the transactions contemplated hereunder.

(b)           Each of the WFOE, the Hong Kong Company and the Offshore Company shall have made available to the Purchaser all of the Contracts pursuant to which consents or waivers are required to be obtained from any Person, other than a Governmental Authority, in connection with the consummation of the transactions contemplated hereunder by the WFOE, the Hong Kong Company and the Offshore Company.

Section 3.33         Equity Interests.

(a)           Except for the equity interests owned by the Offshore Company, there shall be no other outstanding equity or other interests in or voting or other securities of the Hong Kong Company.  Except for the equity interests owned by the Hong Kong Company, there shall be no other outstanding equity or other interests in or voting or other securities of the WFOE.  Except for the Offshore Company Shares owned by the Sellers, there shall be no other outstanding equity or other interests in or voting or other securities of the Offshore Company.  Nor shall there be other instruments having the right to vote or convertible into or exercisable or exchangeable for equity interests or other securities having the right to vote, on any matters on which the shareholders of the WFOE, the Hong Kong Company or the Offshore Company, as the case may be, may vote.  Except for the arrangements contemplated by the Offshore Reorganization, the equity interest of the WFOE, the Hong Kong Company and the Offshore Company Shares shall have been duly authorized, are validly issued, fully paid and nonassessable, not subject to any Lien, preemptive rights or subscription rights (except required as by the Offshore Reorganization) and not issued in violation of their respective Organizational Documents.

(b)           Each of the WFOE, the Hong Kong Company and the Offshore Company shall have made available to the Purchaser true and complete information regarding, for each of its Subsidiaries, (i) its name and jurisdiction of organization, (ii) the number of shares of or other equity interests in such Subsidiary that are authorized and (iii) the number of shares or other equity interests in such Subsidiary that are issued and outstanding, the names of the holders thereof and the number of shares or other equity interest held by each such holder.  Except for the arrangements contemplated by the Offshore Reorganization, all issued and outstanding shares or other equity interest in each of the WFOE’s, the Hong Kong Company’s or the Offshore Company’s Subsidiaries shall have been duly authorized, validly issued, fully paid and nonassessable, not subject to any Lien, preemptive rights or subscription rights and not issued in violation of the Organizational Documents of such Subsidiary, or any other instruments having the right to vote or convertible into or exercisable or exchangeable for securities having the right to vote on any matters on which the shareholders of such Subsidiary may vote.  All of the outstanding shares, voting securities or other equity interest in each Subsidiary of the WFOE, the Hong Company or the Offshore Company shall be owned, directly or indirectly, by the WFOE, the Hong Kong Company or Offshore Company, as applicable.  As a result of the consummation the transactions contemplated in this Agreement, the Sellers will not, directly or indirectly, Transfer to the Purchaser any interest in or contractual control over any entity other than the Offshore Company, the Hong Kong Company, the WFOE and the Company and its Subsidiaries.

(c)           Except for the arrangements contemplated by the Offshore Reorganization, there shall be no options, warrants or other securities authorized, issued or outstanding, calls, purchase rights, subscription rights, exchange rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, Contracts or undertakings of any kind, to which the WFOE, the Hong Kong Company or the Offshore Company or any of its Subsidiaries is a party or by which it is bound, (i) obligating the WFOE, the Hong Kong Company or the Offshore Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares or other equity interests in, or any security convertible into or exchangeable or exercisable for any shares or other equity interest in, or any contractual rights containing any equity features (including stock appreciation, “phantom” stock, profit participation or similar rights) with respect to, the WFOE, the Hong Kong Company or the Offshore Company or any of its Subsidiaries, or (ii) obligating the WFOE, the Hong Kong Company or the Offshore Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, unit, Contract or undertaking.  Except for the option agreement(s) contemplated by the Offshore Reorganization, there shall be no outstanding contractual obligations of the WFOE, the Hong Kong Company or the Offshore Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares or other equity interests of the WFOE, the Hong Kong Company or the Offshore Company or any of its Subsidiaries.

Section 3.34         No Other Representation or Warranty.  Except for the representations and warranties contained in this Article III, neither the Company nor any of the Sellers makes any other express or implied representation or warranty with respect to the Sellers, the Company, its Subsidiaries, the WFOE, the Hong Kong Company or the Offshore Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Sellers as of the date hereof and as of the Closing Date:

Section 4.1           Organization.  The Purchaser has been duly incorporated and is validly existing as a corporation under the Laws of the Cayman Islands and has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

Section 4.2           Authorization of Transaction; Binding Obligation.  The Purchaser has the requisite corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder.  This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

Section 4.3           Non-Contravention.  The execution, delivery and performance of this Agreement by the Purchaser does not, and the consummation of the transactions contemplated hereby will not, constitute or result in (a) a breach or violation of the Organizational Documents of the Purchaser, (b) a breach or violation of, a termination (or right of termination) or default (or an event that with notice or lapse of time or both would become a default) under, the creation or acceleration of any obligations under, the creation of a Lien on any of the assets of the Purchaser pursuant to, or the necessity of obtaining consent, waiver or approval with respect to, any Contract, or other instrument or obligation applicable to the Purchaser or any of its Subsidiaries or any of their respective properties or assets or (c) subject to compliance with the matters referred to in Section 4.4, conflict with or violate any Law or License, to which the Purchaser, or any substantial part of its properties or assets, is subject, except, in the cases of clauses (b) and (c), for any such breach, violation, termination, default, creation, necessity, acceleration or conflict that is not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

Section 4.4           Governmental Approvals.  Except for the Nasdaq Exemption referred to in Section 5.4(b) hereof, no notices, reports or other filings are required to be made by the Purchaser with, nor are any Governmental Authorizations required to be obtained by the Purchaser from, any Governmental Authority in connection with the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

Section 4.5           Litigation.  There are no Actions or Governmental Orders pending or, to the Purchaser’s Knowledge, threatened in writing against the Purchaser, except for those that are not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

Section 4.6           Validity of Issuance.  The Purchaser Ordinary Shares issuable under the First Payment, the Second Payment and the Third Payment will be duly authorized and, when issued in accordance with the provisions of this Agreement and the Purchaser’s Organizational Documents, will be validly issued, fully paid, nonassessable and free from any Liens (except as otherwise set forth in this Agreement and applicable securities Laws).

Section 4.7           SEC Reports.  Since January 1, 2009, the Purchaser has complied in all material respects with the filing requirements of Sections 13(a) and 15(d) of the Exchange Act.  Except as set forth in Section 4.7 of the Purchaser Disclosure Schedule, the SEC Reports filed by the Purchaser during the period between January 1, 2009 and the Closing Date, when they were filed with the SEC, conformed in all material respects to the requirements the Exchange Act and the rules and regulations promulgated thereunder, and none of such documents, when they were filed with the SEC, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

Section 4.8           Nasdaq.  The Purchaser has satisfied the qualitative listing requirements for foreign private issuers pursuant to Rule 4350(a) of the Nasdaq Marketplace Rules.  The Purchaser has not received any notice from the Nasdaq Global Select Market to the effect that the Purchaser is not in material compliance with its listing or maintenance requirements.

Section 4.9           Brokers.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser or its Affiliates.

Section 4.10         No Other Representation and Warranty.  Except for the representations and warranties contained in this Article IV, the Purchaser does not make any other express or implied representation or warranty.

ARTICLE V

COVENANTS

Section 5.1           Operations, etc.

(a)           Except as (x) the Purchaser may otherwise consent in writing, (y) expressly permitted or otherwise contemplated or required by this Agreement, or (z) required by applicable Laws or Governmental Orders during the period from the date hereof until the Closing and, in cases of the covenants with respect to the WFOE, the Hong Kong Company and the Offshore Company, subject to the consummation of the Offshore Reorganization, the Company, the WFOE, the Hong Kong Company and the Offshore Company shall, and the Company shall cause its Subsidiaries to, and the Sellers shall cause the Company, the WFOE, the Hong Kong Company and the Offshore Company and their respective Subsidiaries to, (I) conduct their respective businesses in the Company Ordinary Course of Business, (II) use their respective best efforts to preserve their respective business organizations intact, (III) use their respective commercially reasonable efforts to maintain their respective Governmental Authorizations and existing relations with their respective customers, suppliers, creditors, employees and independent contractors, and (IV) maintain their respective Company Books and Records in the Company Ordinary Course of Business.  Without limiting the generality of the foregoing, from the date of this Agreement until the Closing, except as (A) the Purchaser may otherwise consent in writing, (B) expressly permitted or otherwise contemplated or required by this Agreement or (C) required by applicable Laws or Governmental Orders and, in cases of the covenants with respect to the WFOE, the Hong Kong Company and the Offshore Company, subject to the consummation of the Offshore Reorganization, none of the Company or the Company’s Subsidiaries, the WFOE, the Hong Kong Company or the Offshore Company shall, and the Sellers shall cause each of the Company and the Company’s Subsidiaries, the WFOE, the Hong Kong Company and the Offshore Company not to, during the period from the date hereof to the Closing:

(i)           adopt or propose any change in its Organizational Documents or corporate structure;

(ii)          establish any Subsidiary, form any joint venture with any Person, or purchase the equity interest in any person (except in connection with the Offshore Reorganization or as required by the transactions contemplated in this Agreement);

(iii)         merge or consolidate itself with any other Person, or restructure, reorganize or completely or partially liquidate itself (except as required by the transactions, including the Offshore Reorganization, contemplated in this Agreement);

(iv)         issue, sell, pledge, dispose of, grant, Transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, Transfer or encumbrance of, (x) any of its share capital, (y) any securities convertible into or exchangeable or exercisable for any of its share capital or (z) any options, calls, warrants or other rights to acquire any of its share capital or any such convertible, exchangeable or exercisable securities (except as required by the transactions, including the Offshore Reorganization, contemplated in this Agreement);

(v)          declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to its share capital;

(vi)         transfer or distribute any cash or assets of the Company, the WFOE, the Hong Kong Company or the Offshore Company or any of its Subsidiaries (including any cash or assets of their respective Subsidiaries) other than in the Company Ordinary Course of Business;

(vii)        incur any Indebtedness, other than in the Company Ordinary Course of Business, or guarantee Indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire its debt securities;

(viii)       make any loans or advances or capital contributions to, or investments in, any Person in excess of US$50,000 in the aggregate;

(ix)         create or incur any material Lien on its properties or assets or fail to initiate action to have any such Lien removed as promptly as practicable;

(x)          acquire any securities, business or assets from any other Person other than in the Company Ordinary Course of Business;

(xi)         make or authorize any capital expenditure, other than as set forth in the capital budgets of the Company, a true and complete copy of which has been made available to the Purchaser;

(xii)        transfer, sell, lease, license, surrender, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of its product lines or businesses other than in the Company Ordinary Course of Business;

(xiii)       enter into, amend, modify, renew, extend or terminate any Company Material Contract in any material respect, or cancel, modify or waive any material debts or claims or waive any material rights held by it thereunder;

(xiv)       (A) fail to file any Tax Return, (B) file a Tax Return that is not true and complete in all material respects, (C) make, change or revoke any material Tax election, (D) change any annual Tax accounting period, (E) adopt or change any method of Tax accounting, (F) amend any Tax Return, (G) agree to an extension of the statute of limitations with respect to the assessment or collection of Taxes, (H) make or surrender any claim for a material refund of Taxes or (I) settle or compromise any Tax Action, in each case, if such action would have the effect of increasing a Tax liability or reducing a Tax Asset (including, for the avoidance of doubt, a deferred Tax liability or deferred Tax Asset, as the case may be) of the Company or any of its Subsidiaries, in each case for any Post-Closing Tax Period, by an amount that is material;

(xv)        implement or adopt any changes with respect to its accounting principles, policies or practices (other than to the extent required by applicable Laws or changes in US GAAP);

(xvi)       settle or compromise any Action, other than as does not involve (i) the admission of wrongdoing, the institution of mandated new procedures or other business conduct or the imposition of equitable or similar relief, (ii) is not reasonably likely to establish an adverse precedent or basis for subsequent Actions or settlements or (iii) payments in excess of US$50,000 individually or in the aggregate;

(xvii)      except (y) as required under the Benefit Plans or any written Contract with any Company Employee in effect as of the date of this Agreement or (z) as required by applicable Laws, (A) grant, pay or provide for any severance, change of control or termination payments or benefits to any of its directors, officers or employees, (B) increase the salary, bonus, bonus opportunity, pension, welfare or severance benefits of any of its directors, officers or employees, other than normal individual increases in the Company Ordinary Course of Business, or (C) establish, adopt, enter into, amend or terminate any Benefit Plan or amend the terms of any outstanding equity-based awards;

(xviii)     manage payables, receivables, current assets, current Liabilities or working capital in any manner other than in the Company Ordinary Course of Business;

(xix)        enter into any new line of business outside of its existing business segments or exit from any existing business;

(xx)         fail to use commercially reasonable efforts to maintain insurance coverage substantially similar in all material respects to the insurance coverage maintained by the Company and its Subsidiaries as of the date hereof;

(xxi)        discontinue the employment of the Key Employees or remove any member of the executive management of the Company, the WFOE, the Hong Kong Company or the Offshore Company;

(xxii)       enter into any Affiliate Transaction involving payments in excess of US$50,000 (other than the employment and non-compete agreements with the Key Employees, as contemplated in Section 5.1(c) hereof); or

(xxiii)      propose, authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

(b)           Prior to the Closing, the Company, the WFOE, the Hong Kong Company and the Offshore Company shall use their respective best efforts, and the Sellers shall cause the Company, the WFOE, the Hong Kong Company and the Offshore Company to use their respective best efforts, to cause the conditions set forth in Article VI to be satisfied.

(c)           The Company, the WFOE, the Hong Kong Company and the Offshore Company shall use their respective best efforts, and the Sellers shall cause the Company, the WFOE, the Hong Kong Company and the Offshore Company to use their respective best efforts, to cause the Company to enter into employment and non-compete agreements with each of the Key Employees prior to the Closing in substantially the forms set forth in Exhibit E attached hereto; provided that to the extent any of the Key Employees, other than Shareholder A, ceases to be employed by any of the Company, its Subsidiaries, the WFOE, the Hong Kong Company or the Offshore Company before the Closing Date, (i) Shareholder A shall recruit and cause to be employed by the Company substitute employee(s) of comparable experience, expertise and seniority, who shall be reasonably satisfactory to the Purchaser, before the Closing Date and (ii) such substitute employees shall be considered Key Employees for purposes of this Section 5.1(c) and Section 6.2(i) hereof.  For the avoidance of doubt, under no circumstances shall Shareholder A be replaced by any substitute employee for purposes of this Section 5.1(c) and Section 6.2(i) hereof.

Section 5.2           Escrow Arrangements.  As soon as practicable following the date hereof, the Purchaser shall, at its own cost, enter into an escrow agreement (on terms reasonably acceptable to the Company) with an international bank or a similar financial institution mutually agreed upon by the Purchaser and the Sellers (the “Escrow Agent”) for the benefit of the Sellers with respect to the First Payment in the following manner:

(i)           the Purchaser shall deposit the cash and Purchaser Ordinary Shares that are be due in connection with the First Payment pursuant to Section 2.2(a) hereof in an escrow account (the “Escrow Account”) maintained with the Escrow Agent; and

(ii)          the release of such cash and Purchaser Ordinary Shares from the Escrow Account shall be subject to the Purchaser’s written confirmation to the Escrow Agent as to the satisfaction of all conditions to the Closing set forth in Article VI hereof, with such confirmation to be delivered by the Purchaser (with a copy to the Sellers) to the Escrow Agent on the Closing Date (subject to the satisfaction of the terms and conditions set forth in this Agreement).

Section 5.3           Offshore Reorganization.  As soon as practicable after the date hereof, the Sellers shall cause the Offshore Reorganization to be duly carried out and completed in accordance with the Plan of Offshore Reorganization set forth in Exhibit B attached hereto (for illustrative purposes only, an organizational chart of the Company, the WFOE, the Hong Kong Company and the Offshore Company immediately upon the completion of the Offshore Reorganization is also set forth in Exhibit B).  In connection herewith, the Purchaser may, from time to time, provide assistance to the Sellers and/or the Company in order for the Offshore Reorganization to be completed in a timely manner (such assistance may include specific written instructions and forms of Contracts); provided that the Sellers and/or the Company shall be under no obligation to accept such assistance.

Section 5.4           Nasdaq Confirmation; Shareholder Approval Matters.

(a)           As soon as practicable after the date hereof, the Purchaser shall submit, or cause to be submitted to, The Nasdaq Stock Market LLC a written statement (the “Cayman Certification”), either on behalf of itself or by its Cayman Islands counsel on the Purchaser’s behalf, certifying that the consummation by the Purchaser of the transactions contemplated under this Agreement does not require the approval of the Purchaser’s shareholders under applicable Cayman Islands Laws.  The Purchaser shall concurrently deliver to the Sellers a copy of the Cayman Certification.

(b)           In addition, the Purchaser shall use its commercially reasonable efforts to obtain confirmation (whether written or oral) from The Nasdaq Stock Market LLC that, based upon the Cayman Certification, no shareholder approval of the Purchaser is required to consummate the transactions contemplated under this Agreement (such exemption from shareholder approval, the “Nasdaq Exemption”).  The Purchaser shall inform the Sellers, within twenty (20) Business Days after the submission of the Cayman Certification to The Nasdaq Stock Market LLC, whether the Nasdaq Exemption has been obtained.  In the event that the Purchaser informs the Sellers that the Nasdaq Exemption has not been obtained, the Purchaser shall provide reasonable evidence (which may be in oral or written form) from the Purchaser’s counsel or The Nasdaq Stock Market LLC to the Sellers in connection therewith.

(c)           If the Purchaser fails to obtain such confirmation, the Purchaser shall (i) take all necessary steps to hold a shareholders’ meeting in accordance with the Purchaser’s Organizational Documents in order to seek to obtain the requisite approval of its shareholders for the transactions contemplated under this Agreement and (ii) provide to the Sellers and their counsel for prior review the written materials to be distributed in connection with such shareholders’ meeting.  The Purchaser shall use its commercially reasonable efforts to obtain such requisite shareholder approval.

Section 5.5           Compliance with U.S. Securities Laws.  Until the expiration of the applicable lock-up periods referred to in Section 5.12 hereof, each Seller shall at all times comply with U.S. Securities Laws in connection with the transactions contemplated hereunder.  Each of the Sellers acknowledges that as a result of its receipt of information in connection with the transactions contemplated by this Agreement, it may be or may be deemed to be in possession of material non-public information.  Until the expiration of the applicable lock-up periods referred to in Section 5.12 hereof, each of the Sellers acknowledges that it is aware of and shall comply with (and will require its Representatives who are permitted hereunder to receive access to any part of such information to be advised of and to comply with) any applicable insider trading Laws in connection with the transactions contemplated hereunder, including Laws that prohibit any person who has material non-public information about a company from purchasing or selling securities of that company, or from communicating that information to any other person under circumstances in which it is reasonably foreseeable that the other person may purchase or sell any of those securities while the relevant information remains material and non-public.

Section 5.6           Post-Closing Operations.

(a)           Following the Closing, each of the Company, the WFOE, the Hong Kong Company and the Offshore Company shall, and Shareholder A and Shareholder B (only in their capacity as the officers and/or directors of the Company, the WFOE, the Hong Kong Company and/or the Offshore Company) shall take all actions necessary to cause each of the Company, the WFOE, the Hong Kong Company and the Offshore Company to, comply with (i) all applicable Laws and (ii) all corporate governance, internal control and other policies and procedures of the Purchaser.

(b)           Subject to compliance by the Company, the WFOE, the Hong Kong Company and the Offshore Company with Section 5.6(a) hereof, the parties agree that, from the Closing Date until January 1, 2011: (i) Shareholder A shall be the chief executive officer and a member of the board of directors of each of the Offshore Company, the Hong Kong Company, the WFOE and the Company and the legal representative of each of the WFOE and the Company; (ii) Shareholder A shall be responsible for all day-to-day operations of the Offshore Company, the Hong Kong Company, the WFOE and the Company and shall report directly to the chief executive officer of the Purchaser; (iii) the Purchaser shall not divert any assets (including cash) or personnel of any of the Company, the Hong Kong Company, the WFOE or the Offshore Company existing immediately prior to the Closing towards other businesses of the Purchaser without the prior consent of the chief executive officer of such company; and (iv) the Purchaser shall not transfer any obligation, cost or liability of any other business of the Purchaser to any of the Company, the WFOE, the Hong Kong Company or the Offshore Company without the prior consent of the chief executive officer of such company; provided, that in each case under no circumstances shall the Company, the WFOE, the Hong Kong Company or the Offshore Company be operated in any manner that would in any way limit the Purchaser’s ability to fully consolidate such company’s financial results in the Purchaser’s consolidated financial statements in accordance US GAAP; and, provided further, that clauses (i) to (ii) in this Section 5.6(b) shall no longer apply to the extent Shareholder A is terminated for Cause.

Section 5.7           Cooperation; Approvals and Consents; Notification.

(a)           Subject to the terms and conditions set forth hereunder, each party shall cooperate with each other and use (and shall cause their respective Affiliates to use) their respective best efforts to take or cause to be taken all actions, and to do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate as promptly as practicable the transactions contemplated hereunder, including (i) to prepare and file as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, Governmental Authorizations and authorizations necessary or advisable to be obtained from or renewed with any third party or Governmental Authority (including the Company Required Regulatory Approvals, the Company Required Third Party Consents and the Purchaser Required Regulatory Approvals), in each case in order to consummate as promptly as practicable the transactions contemplated hereunder and (ii) to furnish as promptly as practicable all information to any Governmental Authority in connection with obtaining the Company Required Regulatory Approvals or the Purchaser Required Regulatory Approvals as may be required by any Governmental Authority.

(b)           From the date hereof until the Closing Date, each party shall promptly notify the other parties of any change or fact of which it is aware that will or is reasonably expected to result in any of the conditions set forth in Article VI hereof becoming incapable of being satisfied.

Section 5.8           Access to Information.  Subject to the confidentiality provisions of Section 5.9 hereof and without unduly interfering with the normal business of the Company and its Subsidiaries, from the date hereof and until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, the Sellers shall cause each of the Company, the WFOE, the Hong Kong Company and the Offshore Company (including their respective Affiliates, Subsidiaries and Representatives, as applicable) to, (x) instruct its management personnel to cooperate with the Purchaser and its Representatives during normal business hours and (y) provide the Purchaser and its Representatives with reasonable access during normal business hours to, and permit such Persons to review or consult with, as applicable, their respective facilities, management teams, properties, contracts, accounts and Company Books and Records, including the Company IT Systems, and shall provide such other information (including, but not limited to, business, legal and financial information) with respect to the Sellers, the Company and its Subsidiaries, the WFOE, the Hong Kong Company, the Offshore Company and their respective Affiliates and businesses to the Purchaser and its Representatives as they reasonably request, in order to, among other things, allow the Purchaser conduct due diligence on the Offshore Reorganization and verify the number of monthly average peak current users referred to in Section 6.2(g) hereof.  Without limiting the foregoing, such access shall include access to information concerning the Company’s business, properties and Company Employees as the Purchaser may reasonably request promptly after such request, and shall include all reasonable access requested by the Purchaser pursuant to any investigation undertaken by the Purchaser to verify that the representations and warranties of the Sellers and the Company remain true and correct as of or prior to the Closing Date.  The Company shall, and the Sellers shall cause the Company, the WFOE, the Hong Kong Company and the Offshore Company to have ownership and possession of all Company Books and Records as of the Closing Date.

Section 5.9           Confidentiality.

(a)           Each party shall keep confidential, and shall procure its Representatives to keep confidential, and the Sellers shall procure the Company, the WFOE, the Hong Kong Company and Offshore Company and their respective Representatives to keep confidential, (x) all information regarding the terms of, or negotiations with respect to, this Agreement and the transactions contemplated hereunder and (y) all information provided by another party or their respective Affiliates relating to any of the parties or any of their respective Affiliates, and the businesses and operations thereof, whether oral, written or electronic, together with any reports, analyses, compilations, memoranda, notes and any other written or electronic materials prepared by a party to this Agreement or by its Representatives that contain, reflect or are based upon such information (collectively, “Confidential Information”), provided, that any such information may be disclosed (i) to such Person’s Representatives for the sole purpose of effecting the transactions contemplated by this Agreement (it being understood that such Person shall cause its Representatives also to keep such information confidential) and not in a manner that would reasonably be expected to be detrimental to the disclosing person or (ii) as required by applicable Laws.  For the purposes of this Section 5.9, Confidential Information does not include information that (i) is or becomes available to such party or its Representative on a non-confidential basis, provided, that such source is not known by such party or its Representative, as the case may be, to be subject to any legal or contractual obligation to keep such information confidential, (ii) is or becomes generally available to the public other than as a result of a disclosure by such Person or by any of its Representatives in violation of this Section 5.9, (iii) is already in such Person’s or its Representative’s possession or (iv) is independently developed by such Person or its Representative (or on its respective behalf) without violating any of such Person’s obligations under this Section 5.9.

(b)           In the event that any party, or any of the WFOE, the Hong Kong Company or the Offshore Company, or any of their respective Representatives or Affiliates is required by any applicable Laws or Governmental Order to disclose any Confidential Information, such Person shall, at a reasonable time in advance of such disclosure, provide all of the other Persons with prompt notice of such requirement.  To the extent legally permissible, such Person shall also (i) provide all of the other parties, in advance of any such disclosure, with a list of any Confidential Information that it intends to disclose (and, if applicable, the text of the disclosure language itself) and (ii) reasonably cooperate (at the other Person’s expense) with any other Person to the extent that such other Person may seek to limit such disclosure, including, if requested, taking all reasonable steps to resist or avoid the applicable legal requirement.

Section 5.10         Public Announcements.  Each party shall consult, and the Sellers shall cause each of the Company, the WFOE, the Hong Kong Company and the Offshore Company to consult, with each other prior to issuing any press release regarding the transactions contemplated by this Agreement or otherwise making public announcements with respect to the transactions contemplated by this Agreement, except, in each case, as the Purchaser may determine in good faith is required to be issued or made by it or any of its Affiliates by applicable Laws or Governmental Orders, in which case the Purchaser shall use its commercially reasonable efforts to allow the other parties reasonable time to comment on such press release or other public announcement in advance of such issuance or making.

Section 5.11         Company IT Systems.  As soon as practicable after the date hereof but in any event prior to the Closing Date, the Sellers, the Company, its Subsidiaries, the WFOE, the Hong Kong Company and/or the Offshore Company shall use their commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary to maintain the Company IT Systems.

Section 5.12         Transfer Restrictions.

(a)           Shareholder A and Shareholder B.  Without the prior written consent of the Purchaser, neither Shareholder A nor Shareholder B shall, directly or indirectly, sell, contract to sell, assign, pledge, convey, lend, hypothecate, grant any option to purchase, purchase any option to sell, make any short sale or otherwise encumber or dispose of (including entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership interests) (each a “Transfer”) any of the Purchaser Ordinary Shares received by such Seller in connection with the transactions contemplated by this Agreement: (i) with respect to the First Payment, for a period of eighteen (18) months after the receipt of such Purchaser Ordinary Shares; (ii) with respect to the Second Payment, for a period of twelve (12) months after the receipt of such Purchaser Ordinary Shares; and (iii) with respect to the Third Payment, for a period of six (6) months after the receipt of such Purchaser Ordinary Shares.

(b)           Other Sellers. Without the prior written consent of the Purchaser, none of the Sellers, other than Shareholder A and Shareholder B, shall Transfer any of the Purchaser Ordinary Shares received by such Seller in connection with the transactions contemplated by this Agreement for a period of six (6) months after the receipt of such Purchaser Ordinary Shares.

Section 5.13         Rule 144 Sales.

(a)           Shareholder A.  With respect to any sales by Shareholder A of the Purchaser Ordinary Shares received by Shareholder A in connection with the transactions contemplated by this Agreement that are effected in compliance with this Agreement, the Purchaser shall use commercially reasonable efforts to provide Shareholder A with the same type of assistance that, the Purchaser provides to its executive officers in connection with any sales, pursuant to Rule 144 under the Securities Act as of the date hereof; provided, that the Purchaser shall not be obligated to register such Purchaser Ordinary Shares under the Securities Act under any circumstances; and provided further that Shareholder A shall reimburse the Purchaser for all third party costs incurred in connection with providing such assistance.

(b)           Other Sellers.  With respect to any sales by any of the Sellers, other than Shareholder A, of the Purchaser Ordinary Shares received by such Seller in connection with the transactions contemplated by this Agreement that are effected in compliance with this Agreement, the Purchaser shall, at the request of such Seller, use commercially reasonable efforts to assist such Seller in connection with any sales (such assistance shall include, if necessary, instructing the Purchaser’s transfer agent to remove any restrictive legends after the receipt of any necessary opinions of counsel and certifications of such Seller), pursuant to Rule 144 under the Securities Act as of the date hereof; provided that the Purchaser shall not be obligated to register such Purchaser Ordinary Shares under the Securities Act under any circumstances; and provided further that such Seller shall reimburse the Purchaser for all third party costs incurred in connection with providing such assistance.

Section 5.14         Notice.  The Sellers and/or the Company shall promptly notify the Purchaser of any written notice or other communication from any counterparty to any Company Material Contract to the effect that such counterparty is terminating or otherwise materially and adversely modifying its relationship with the Company or any of its Subsidiaries, or contemplating taking any such action, as a result of the transactions contemplated hereunder.

Section 5.15         Transfer of Equity Interest.  Without the prior written consent of the Purchaser, none of the Sellers shall Transfer any of its Company Equity Interests held as of the date hereof except to the extent contemplated under this Agreement and/or the Plan of Offshore Reorganization.  Without the prior written consent of the Purchaser, following the consummation of the Offshore Reorganization, none of the Sellers shall Transfer its Offshore Company Shares received in connection with the Offshore Reorganization except in accordance with Article II of this Agreement.

Section 5.16         No Solicitation.  Until the Closing or the termination of this Agreement, none of the Sellers, the Company, the WFOE, the Hong Kong Company or the Offshore Company nor their respective Subsidiaries, Affiliates, Representatives, employees or members of the board of directors shall: (a) solicit, initiate, entertain, accept or encourage the submission of any proposal or offer from any Person relating to the direct or indirect acquisition of the equity or other interests of the Company, the WFOE, the Hong Kong Company or the Offshore Company; or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.  Each of the Sellers, the Company, the WFOE, the Hong Kong Company and the Offshore Company shall immediately notify the Purchaser orally and in writing if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

Section 5.17         Board of Directors.  The Sellers shall procure (i) the resignation of each member of the board of directors, except Shareholder A, of each of the Company, the WFOE, the Hong Kong Company and the Offshore Company and (ii) the appointment of Persons designated by the Purchaser to the board of directors of each of the Company, the WFOE, the Hong Kong Company and the Offshore Company, in each case effective as of the Closing.

Section 5.18         Tax Matters.  The Sellers shall indemnify the Purchaser in accordance with Article IX for any deficiency in payment of Taxes, as determined by or at the request of any Governmental Authority, incurred prior to the Closing Date by any of the Company, its Subsidiaries, the WFOE, the Hong Kong Company and the Offshore Company to the extent that such deficiency has been remedied by the Purchaser.  For the avoidance of doubt, Taxes that have not been paid but for which adequate reserves have been established in the First Half 2010 Financial Statements or the 2010 Financial Statements shall not be considered to be a deficiency for purposes of this Section 5.18.

Section 5.19         Breach by the WFOE, the Hong Kong Company or the Offshore Company.  For the avoidance of doubt, any breach and/or nonfulfillment prior to the Closing of any covenant, agreement and/or obligation of any of the WFOE, the Hong Kong Company and the Offshore Company contained in this Article V shall be deemed to be a breach and/or nonfulfillment of such covenant, agreement and/or obligation by the Sellers.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1           Conditions to Obligations of the Purchaser and the Sellers.  The respective obligations of each party to effect the Purchase are subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a)           No Prohibitive Order.  No court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that is in effect and prevents, restrains, enjoins or otherwise prohibits the consummation of the Purchase (a “Prohibitive Order”).

Section 6.2           Conditions to Obligations of the Purchaser.  The obligations of the Purchaser to effect the Purchase are subject to the satisfaction or waiver by the Purchaser at or prior to the Closing of each of the following further conditions:

(a)           Representations and Warranties of the Sellers and the Company.  The representations and warranties of the Sellers (including those made by the Sellers in respect of the WFOE, the Hong Kong Company and the Offshore Company) and the Company, set forth in this Agreement shall be true and correct (which representations and warranties shall be deemed for the purposes of this Section 6.2(a) not to include any qualification or limitation with respect to “materiality” or “Material Adverse Effect” set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly speaks as of an earlier or later date, in which case such representation or warranty shall be true and correct as of such earlier or later date); provided, however, that the condition set forth in this Section 6.2(a) shall be deemed to have been satisfied even if any representations or warranties of the Sellers (including those made by the Sellers in respect of the WFOE, the Hong Kong Company and/or the Offshore Company) and the Company (other than those contained in Section 3.1 and Section 3.5 (Authorization of Transaction; Binding Obligation), Section 3.29 (Authorization of Transaction), Section 3.3 (Title to the Shares), Section 3.9 (Company Equity Interests) and Section 3.33 (Equity Interests) which must be true and correct in all respects) are not so true and correct, unless the failure of such representations and warranties of the Sellers (including those made by the Sellers in respect of the WFOE, the Hong Kong Company and/or the Offshore Company) and the Company to be so true and correct, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.  The Purchaser shall have received a certificate, dated as of the Closing Date, signed by each of the Sellers and an executive officer of the Company to such effect.

(b)           Performance of Obligations of the Sellers, the Company, the WFOE, the Hong Kong Company and the Offshore Company.  Each of the Sellers, the Company, the WFOE, the Hong Kong Company and the Offshore Company shall have performed in all material respects all obligations required to be performed by it hereunder on or prior to the Closing Date, and the Purchaser shall have received a certificate, dated as of the Closing Date, signed by each of the Sellers and by an executive officer of each of the Company, the WFOE, the Hong Kong Company and the Offshore Company to such effect.

(c)           Absence of Material Adverse Effect.  There shall not have occurred any Material Adverse Effect.  The Purchaser shall have received a certificate, dated as of the Closing Date, signed by Shareholder A to such effect.

(d)           Nasdaq Confirmation.  The Nasdaq Exemption shall have bee obtained or the shareholders of the Purchaser shall have approved the transactions contemplated by this Agreement in accordance with Section 5.4 hereof.

(e)           Offshore Reorganization.  The Offshore Reorganization shall have been duly carried out and completed in accordance with the Plan of Offshore Reorganization (and the Offshore Reorganization Regulatory Approvals contemplated therein shall have been obtained and shall remain in full force and effect) and due diligence relating to the Offshore Reorganization shall have been completed by the Purchaser, in each case, to the satisfaction of the Purchaser in its sole discretion.

(f)           Opinion of PRC Counsel.  The Purchaser shall have received a legal opinion of its PRC counsel or PRC counsel to the Sellers, dated as of the Closing Date, in substantially the form attached hereto as Exhibit C as to certain matters under PRC Laws, including the compliance of the transactions contemplated by this Agreement and the Offshore Reorganization with applicable PRC Laws.

(g)           Opinion of Cayman Counsel.  The Purchaser shall have received a legal opinion of its Cayman Islands counsel or Cayman Islands counsel to the Sellers, dated as of the Closing Date, in substantially the form attached hereto as Exhibit D as to certain matters under Cayman Islands Laws, including the compliance of the transactions contemplated by this Agreement with applicable Cayman Islands Laws

(h)           Average Peak Concurrent Users.  The monthly average peak concurrent users within the PRC for the Company’s “龙 (Loong)” game during the period from November 1, 2009 to the Closing Date shall have been no less than 30,000.  (The monthly average peak current users of a particular month shall be calculated by dividing (i) the sum of the peak concurrent users of each day of the month by (ii) the number of days in that month.)  The Purchaser shall have received a certificate, dated as of the Closing Date, signed by an executive officer of the Company to such effect.

(i)           Key Employees.  The Company shall have entered into employment and non-compete agreements with the Key Employees in accordance with Section 5.1(c) hereof.

(j)           Board of Directors.  Each member of the board of directors, except Shareholder A, of each of the Company, the WFOE, the Hong Kong Company and the Offshore Company shall resign, and Persons designated by the Purchaser shall be appointed to the board of directors of each of the Company, the WFOE, the Hong Kong Company and the Offshore Company, in each case effective as of the Closing.

Section 6.3           Conditions to Obligations of the Sellers.  The obligations of the Sellers to effect the Purchase are subject to the satisfaction or waiver by the Sellers at or prior to the Closing of each of the following further conditions:

(a)           Representations and Warranties of Purchaser.  The representations and warranties of the Purchaser set forth in this Agreement shall be true and correct (which representations and warranties shall be deemed for the purposes of this Section 6.3(a) not to include any qualification or limitation with respect to “materiality” set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly speaks as of an earlier or later date, in which case such representation or warranty shall be true and correct as of such earlier or later date); provided, however, that the condition set forth in this Section 6.3(a) shall be deemed to have been satisfied even if any representations or warranties of the Purchaser are not so true and correct, unless the failure of such representations and warranties of the Purchaser to be so true and correct is, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair the ability of the Purchaser to consummate the transactions contemplated by this Agreement.  The Sellers shall have received a certificate, dated as of the Closing Date, signed by an executive officer of the Purchaser on behalf of the Purchaser to such effect.

(b)           Performance of Obligations of the Purchaser.  The Purchaser shall have performed in all material respects all obligations required to be performed by it hereunder on or prior to the Closing Date, and the Sellers shall have received a certificate, dated as of the Closing Date, signed by an executive officer of the Purchaser to the effect that the conditions set forth in this Section 6.3(b) have been satisfied.

(c)           Release of Escrow. The Purchaser shall have provided the Sellers with a copy of the written confirmation to the Escrow Agent authorizing release of the First Payment as contemplated by Section 5.2 hereof.

ARTICLE VII

ACCELERATION OF CONTINGENT PAYMENTS

Section 7.1           Acceleration of Contingent Payments.  If, at any time after the Closing Date, but prior to January 1, 2011, Shareholder A is no longer the chief executive officer of the Company, the WFOE, the Hong Kong Company and the Offshore Company, other than due to his termination for Cause, the Second Payment (if any) and the Third Payment (if any), to the extent not already paid, shall become immediately due and payable to the Sellers.

Section 7.2           Valuation upon Acceleration.  In the event the Third Payment (if any) is accelerated pursuant to Section 7.1 hereof, the Valuation for purpose of the Third Payment shall be deemed to be US$80,000,000.

Section 7.3           Termination for Cause.  Section 7.1 and Section 7.2 above shall become void and of no effect to the extent Shareholder A has been terminated for Cause.

ARTICLE VIII

TERMINATION

Section 8.1           Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written consent of the Sellers and the Purchaser;

(b)           by either the Purchaser or Shareholder A (on behalf of the Sellers) if (i) the Closing shall not have occurred on or prior to April 30, 2010 (the “Termination Date”) or (ii) any Prohibitive Order permanently preventing, restraining, enjoining or otherwise prohibiting the consummation of the Purchase shall have become final and non-appealable, provided, that in each case of the foregoing clauses (i) and (ii) of this Section 8.1(b), the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party hereto seeking to terminate this Agreement if the failure of the Closing to occur on or prior to the Termination Date, the failure of a condition to the consummation of the Purchase to be satisfied or the occurrence of any Prohibitive Order was primarily due to the failure of such party to perform in any material respect its obligations under this Agreement;

(c)           by Shareholder A (on behalf of the Sellers), if the Purchaser has breached in any material respect any representations, warranties, covenants or agreement made by the Purchaser in this Agreement, or any representation or warranty shall become untrue after the date hereof, in either case such that the conditions set forth in Section 6.1 and Section 6.3(a) or Section 6.3(b) would not be satisfied and such breach is not curable, or if curable, has not been cured within 30 (thirty) days after written notice thereof is given by the Sellers to the Purchaser; and

(d)           by the Purchaser, if any of the Sellers, the Company, the WFOE, the Hong Kong Company and the Offshore Company has breached in any material respect any representations, warranties, covenants or agreement made by such Person in this Agreement, or any representation or warranty shall become untrue after the date hereof, in either case such that the conditions set forth in Section 6.1 and Section 6.3(a) or Section 6.3(b) would not be satisfied and such breach is not curable, or if curable, has not been cured within 30 (thirty) days after written notice thereof is given by the Purchaser to Shareholder A (on behalf of Sellers).

Section 8.2           Effect of Termination.  In the event of a termination of this Agreement pursuant to this Article VIII, this Agreement shall become void and of no effect, with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates), provided, that (x) the provisions of Section 5.9 (Confidentiality) and Section 5.10 (Public Announcement) hereof, this Section 8.2, Article X hereof and relevant definitional provisions of Article I hereof shall survive any termination of this Agreement, and (y) nothing herein shall relieve any party hereto from any liability or damages to the other party hereto accrued prior to such termination.

ARTICLE IX

INDEMNIFICATION

Section 9.1           Survival of Representations and Warranties.  The representations and warranties of the parties contained hereunder shall survive for two (2) years after the Closing, except for (a) the representations and warranties set forth in Section 3.1 (Authorization of Transaction; Binding Obligation), Section 3.3 (Title to Shares), Section 3.5 (Authorization of Transaction; Binding Obligation), Section 3.6 (Organization), Section 3.9 (Company Equity Interests), Section 3.12 (Taxes) (and the corresponding representations and warranties by the WFOE, the Hong Kong Company and the Offshore Company), Section 3.14(d) and Section 3.14(e) (Employee Benefits) (and the corresponding representations and warranties by the WFOE, the Hong Kong Company and the Offshore Company), Section 3.29 (Authorization of Transaction), Section 3.30 (Organization) and Section 3.33 (Equity Interests), which shall survive indefinitely, provided, that any claim made by the party hereto seeking to be indemnified within such specified period shall survive until such claim is finally resolved.

Section 9.2           Indemnification.

(a)           Each of the Sellers shall severally, but not jointly, indemnify and hold harmless the Purchaser and its Affiliates and their respective directors, officers, employees, agents, successors and assigns (each, a “Purchaser Indemnified Party”) for and against all Losses suffered or incurred by them in connection with, arising out of or resulting from, (i) any breach or inaccuracy of any representation or warranty made by such Seller in Sub-Article A of Article III or (ii) any breach or nonfulfillment by such Seller of any covenant, agreement or obligation on the part of such Seller contained in Section 5.5 (Compliance with U.S. Securities Laws), Section 5.12 (Transfer Restrictions) and Section 5.15 (Transfer of Equity Interest).

(b)           Each of the Sellers shall, severally and jointly, indemnify and hold harmless the Purchaser Indemnified Parties for and against all Losses suffered or incurred by them in connection with, arising out of or resulting from, (i) any breach or inaccuracy of any representation or warranty made by the Sellers and/or the Company in Sub-Articles B and C of Article III (including any representation and/or warranty made by any of the Sellers in respect of any of the WFOE, the Hong Kong Company and/or the Offshore Company) or (ii) any breach or nonfulfillment by any of the Sellers, the Company, the WFOE, the Hong Kong Company or the Offshore Company of any covenant, agreement or obligation on the part of the Sellers, the Company, the WFOE, the Hong Kong Company or the Offshore Company contained in this Agreement (it being understood and agreed that any breach and/or nonfulfillment prior to the Closing of any covenant, agreement and/or obligation hereunder of any of the WFOE, the Hong Kong Company and the Offshore Company shall be deemed to be a breach and/or nonfulfillment of such covenant, agreement and/or obligation by the Sellers), except those contained in Section 5.5 (Compliance with U.S. Securities Laws), Section 5.12 (Transfer Restrictions), Section 5.15 (Transfer of Equity Interest) and Section 5.6(a) (Post-Closing Operations) for which each Seller, as applicable, shall be severally but not jointly liable to the Purchaser Indemnified Parties.

(c)           Each of the Sellers agrees that, after the Closing, none of them may seek recovery against the Company, the WFOE, the Hong Kong Company or the Offshore Company pursuant to any theory of subrogation, contribution or otherwise of any Losses payable for any such breach, inaccuracy or nonfulfillment by the Company, the WFOE, the Hong Kong Company or the Offshore Company.

(d)           The Purchaser shall indemnify and hold harmless the Sellers and its Affiliates (which, after the Closing, shall not include, for purposes of this Section 9.2(d), the Company, the WFOE, the Hong Kong Company and the Offshore Company) and their respective directors, officers, employees, agents, successors and assigns (each, a “Seller Indemnified Party”) for and against all Losses suffered or incurred by them in connection with, arising out of or resulting from, (i) any breach or inaccuracy of any representation or warranty made by the Purchaser in this Agreement or (ii) any breach or nonfulfillment by the Purchaser of any covenant, agreement or obligation on the part of the Purchaser contained in this Agreement.

Section 9.3           Limitations on Indemnification.  Notwithstanding anything to the contrary contained in this Agreement:

(a)           an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 9.2(a), Section 9.2(b) or Section 9.2(d) hereof, unless and until the aggregate amount of indemnifiable Losses that may be recovered from the Indemnifying Party pursuant to Section 9.2(a), Section 9.2(b) or Section 9.2(d) hereof equals or exceeds US$100,000 (the “Basket Amount”) (it being understood that (i) once the Basket Amount has been reached or exceeded, the Indemnifying Party shall be liable for all indemnifiable Losses, including those Losses that may not be indemnifiable before the Basket Amount is reached; and (ii) any shortfall in the First Payment, the Second Payment (if any) or the Third Payment (if any) from the Purchaser shall not be subject to the limitation of the Basket Amount set forth in this Section 9.3(a));

(b)           the maximum aggregate amount of indemnifiable Losses that may be recovered from each Seller under Section 9.2(a) and Section 9.2(b) hereof shall be an amount equal to the sum of the First Payment, the Second Payment (if any) and the Third Payment (if any) actually paid to such Seller; provided that the Purchaser shall allocate any indemnifiable Losses pursuant to Section 9.2(b) hereof among the Sellers on a pro rata basis in proportion to each Seller’s percentage ownership interest in the Offshore Company as of the Closing Date;

(c)           the maximum aggregate amount of indemnifiable Losses that may be recovered from the Purchaser under Section 9.2(d) hereof shall not exceed the difference between (i) US$80,000,000 and (ii) the sum of the First Payment, the Second Payment (if any) and the Third Payment (if any) to the extent that such payments are made to the Sellers; and

(d)            the Sellers shall have no obligation to indemnify the Purchaser for and against any Losses suffered or incurred by the Purchaser in connection with, arising out of or resulting from, the Sellers’ and/or the Company’s compliance with specific written instructions and/or use of forms of Contracts supplied by the Purchaser in connection with the Offshore Reorganization;

Section 9.4           Notice of Loss; Third Party Claims.

(a)           Other than with respect to any Third Party Claim (as defined below) that is provided for in Section 9.4(b) hereof, an Indemnified Party shall give the Indemnifying Party notice of any matter that an Indemnified Party has determined has given rise to a right of indemnification under this Article IX, within thirty (30) days of such determination, provided, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party is materially prejudiced by such failure.

(b)           If an Indemnified Party shall receive notice of any Action, audit, claim, demand or assessment against it that may give rise to a claim for Losses under this Article IX (each, a “Third Party Claim”), within thirty (30) days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim, provided, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party is materially prejudiced by such failure.  The Indemnifying Party shall be entitled, subject to the Indemnified Party’s consent and to the extent permitted by applicable Laws, to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice, if it promptly (at least ten (10) days before a response to such Third Party Claim is due) gives notice of its intention to do so to the Indemnified Party, and if it so elects, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, but the Indemnifying Party shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense.

(c)           Notwithstanding the foregoing, if the actual or potential defendants in, or targets of, such Third Party Claim include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party shall have reasonably concluded that there are or are reasonably likely to be legal defenses available to it that are different from or additional to those available to the Indemnifying Party or that there exists or is reasonably likely to exist a conflict of interest, in either case that would make it inappropriate in the reasonable judgment of the Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim with its own counsel (but at the Indemnifying Party’s expense), provided, that the Indemnified Party shall use diligent and good faith efforts in such defense.

(d)           The Indemnified Party shall cooperate with the Indemnifying Party in the defense and settlement of any Third Party Claim which is indemnifiable hereunder and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.

(e)           If the Indemnifying Party does not assume control over the defense of any Third Party Claim which is indemnifiable hereunder as provided in Section 9.4(b) hereof, then the Indemnified Party shall have the right to defend such Third Party Claim at the Indemnifying Party’s expense, and the portion of any such Third Party Claim as to which the defense by the Indemnified Party is unsuccessful shall be a liability of the Indemnifying Party hereunder, provided, that if the Indemnifying Party shall have admitted that it has a duty to fully indemnify any Indemnified Party with respect to a Third Party Claim pursuant to this Article IX and such Indemnifying Party has requested the Indemnified Party take over the defense and such Indemnified Party does elect to assume the defense of such Third Party Claim, such Indemnified Party shall use diligent and good faith efforts in its defense of such Third Party Claim and not settle or compromise such Third Party Claim without obtaining the prior written consent of the Indemnifying Party.  The Indemnified Party shall not pay, or permit to be paid, any part of such Third Party Claim unless the Indemnifying Party consents in writing to such payment or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party has been entered against the Indemnified Party for such Third Party Claim.

(f)           The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim of which it has assumed control as provided in Section 9.4(b) hereof, without the consent of any Indemnified Party, provided, that the Indemnifying Party shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement or judgment, (ii) not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to or materially and adversely affect any Indemnified Party or the conduct of any Indemnified Party’s businesses, (iii) obtain, as a condition of any settlement or judgment or other resolution, a complete release of any Indemnified Party potentially affected by such Third Party Claim, and (iv) ensure that such settlement or judgment does not include any admission of wrongdoing or misconduct.

Section 9.5           Mitigation; Adjustments.

(a)           Each Indemnified Party shall use its reasonable efforts to mitigate any Losses under this Article IX.

(b)           In calculating the amount of any Loss, the proceeds actually received by the Indemnified Party or any of its Affiliates under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person, net of any actual costs, expenses or premiums incurred in connection with securing or obtaining such proceeds (including the amount of such proceeds received by the Indemnified Party or any of its Affiliates after payment has been made by the Indemnifying Party to the Indemnified Party pursuant to this Article IX) shall be deducted, and to the extent of the amount of any such proceeds that is received by the Indemnified Party or any of its Affiliates after payment has been made by the Indemnifying Party to the Indemnified Party pursuant to this Article IX and has not been deducted from the calculation of the Losses, such amount shall be paid by the Indemnified Party to the Indemnifying Party as promptly as practicable.  No Indemnifying Party shall be entitled to seek recovery against an Indemnified Party or its Affiliates pursuant to any theory of subrogation, contribution or otherwise of any Losses payable to such an Indemnified Party, provided, that the Indemnifying Party shall be entitled to seek recovery against an Indemnified Party or its Affiliates in the event that the Indemnified Party or its Affiliates fail to deduct the proceeds in the calculation of the amount of any Loss or fail to pay to the Indemnifying Party the amount of such proceeds that is received after payment has been made by the Indemnifying Party pursuant to this Article IX.

(c)           If an Indemnified Party recovers an amount from a third party (other than any Affiliate of such Indemnified Party) in respect of a Loss that is the subject of indemnification hereunder after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this Article IX, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Loss, plus such amount received by the Indemnified Party in respect thereof, less (ii) the full amount of such Loss.

Section 9.6           Payments.

(a)           The Indemnifying Party shall pay all amounts payable pursuant to this Article IX, by wire transfer of immediately available funds, promptly following receipt from an Indemnified Party of a bill, together with reasonably detailed back-up documentation, for a Loss that is the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes the Loss, in which event it shall so notify the Indemnified Party.  In any event, the Indemnifying Party shall pay to the Indemnified Party, by wire transfer of immediately available funds, the amount of any Loss for which it is liable hereunder no later than ten (10) days following any final determination of such Loss and the Indemnifying Party’s liability therefor.  A “final determination” shall exist when (i) the parties to the dispute have reached an agreement in writing, (ii) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment, or (iii) an arbitration or like panel shall have rendered a final and non-appealable determination with respect to disputes the parties have agreed to submit thereto.

(b)           Notwithstanding the foregoing, upon a final determination of any such indemnifiable Loss that has actually accrued under Section 9.2(a) or Section 9.2(b) hereof, the Purchaser has the option, but not the obligation, to deduct the amount of such indemnifiable Loss from the Second Payment (if any) and/or the Third Payment (if any) payable to the Sellers, to the extent not already paid to the Sellers (as the Indemnifying Parties).  Any such deductions of indemnifiable Losses from the Second Payment and/or the Third Payment, as applicable, shall be made on a pro rata basis in proportion to each Seller’s percentage ownership interest in the Offshore Company as of the Closing Date.

(c)           All payments made under this Article IX by an Indemnifying Party shall be made in full without any restriction or condition, and free and clear of any Taxes, deductions or withholdings of any nature.  Where any such Taxes, deductions or withholdings are required by applicable Laws, the amount of the payment shall be increased so that the amount received by the Indemnified Party shall (net of any such Taxes, withholdings or deductions) equal the full amount of the payment that would have been received by the Indemnified Party if no Taxes, deductions or withholdings were applicable.

Section 9.7           Exclusive Remedy.  From and after the Closing: (a) this Article IX shall be the exclusive remedy of the parties hereto for any Losses suffered or incurred by them in connection with, arising out of or resulting from, the breach of the representations, warranties, covenants or agreements contained in this Agreement; and (b) each of the parties hereto hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (other than with respect to willful misconduct or fraud) it may have against the other parties hereto, arising under or based upon any Law or Governmental Order, other than the right to seek indemnity pursuant to this Article IX.

ARTICLE X

MISCELLANEOUS

Section 10.1         Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) upon delivery when delivered personally, (b) upon receipt of telephonic or electronic confirmation when delivered by facsimile, or (c) upon dispatch if delivered by a recognized next-day courier service.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(A) If to the Sellers to:
c/o Shanghai Dacheng Network Technology Co., Ltd.
5th Floor, No. 168 Tianshan Zhi Lu
Changning District
Shanghai 200051
The People’s Republic of China
Attention: Zhen YANG
Facsimile: (+86-21) 6145-4819

(B) If to the Company, to:
Shanghai Dacheng Network Technology Co., Ltd.
5th Floor, No. 168 Tianshan Zhi Lu
Changning District
Shanghai 200051
The People’s Republic of China
Attention: Zhen YANG
Facsimile: (+86-21) 6145-4819

with a copy to:
Weil, Gotshal & Manges LLP
Plaza 66, Tower 2, 38th Floor
1366 Nanjing West Road
Shanghai 200040
The People’s Republic of China
Attention: Anthony Wang
Facsimile: (+86-21) 6288-3866

(E) If to the Purchaser, to:
KongZhong Corporation
35th Floor, Tengda Plaza
No. 168 Xizhimenwai Street
Beijing 100044
The People’s Republic of China
Attention: Chief Investment Officer
Facsimile: (+86-10) 8857-5891

with a copy to:
Sullivan & Cromwell LLP
Tower 1, Suite 501
China World Trade Center
One Jian Guo Men Wai Ave
Beijing 100004
The People’s Republic of China
Attention: William Y. Chua
Facsimile: (+86-10) 5923-5950

Section 10.2         Amendments and Waivers.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party hereto against whom the waiver is to be effective.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.  No failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof, preclude any other or further exercise thereof or the exercise of any other right.

Section 10.3         Expenses.  Except as otherwise set forth hereunder, all Expenses (as defined below) incurred in connection with this Agreement or the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, whether or not the Closing shall have occurred.  “Expenses”, as used in this Agreement, shall include all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and other ancillary documents.  Each of the Sellers, the Company and the Purchaser shall be responsible for its obligations to pay all stamp or other transfer taxes or duties and capital gains, income, withholding or other Taxes arising from the execution, delivery and performance of the transactions set forth in this Agreement.  For the avoidance of doubt, the parties agree that the Purchaser shall pay the full amounts of the First Payment, Second Payment (if any) and the Third Payment (if any) without any withholding of any kind by the Purchaser, unless such withholding is required by applicable Law or by the interpretation or administration thereof, and the Sellers shall be responsible for paying the capital gains tax and other transfer taxes for which the Sellers are responsible, if any, incurred in connection therewith.  To the extent that any amount is withheld by the Purchaser, such withheld amount shall be treated for all purposes of this Agreement as having been paid to the Sellers.

Section 10.4         Assignment.  This Agreement may not be assigned by a party hereto by operation of Law or otherwise without the express written consent of the other parties hereto; provided, however, that the Purchaser may assign any of its rights or interests, or delegate its obligations hereunder, to any directly or indirectly wholly-owned subsidiary of the Purchaser; provided, further, that no such assignment or delegation shall relieve the Purchaser from any of its agreements and obligations hereunder.  Any purported assignment or delegation not in compliance with the provisions of this Agreement is void.

Section 10.5         Dispute Resolution.

(a)           Any dispute, controversy or claim arising out of or in connection with this Agreement, or the interpretation, breach, termination or validity hereof, shall be submitted to the Hong Kong International Arbitration Centre (the “HKIAC”) for settlement by arbitration with three arbitrators under the Arbitration Rules of the United Nations Commission on International Trade Law in effect as of the date of this Agreement (the “Arbitration Rules”), as modified by this Agreement.  The Sellers, on one hand, and the Purchaser, on the other hand, shall be entitled to designate one arbitrator, provided, that if any party fails to designate its arbitrator within twenty (20) calendar days after the designation of the first of the three arbitrators, the HKIAC shall have the authority to designate any person whose interests are neutral to the parties as the second of the three arbitrators.  The two arbitrators shall consult with each other to agree upon the selection of a third arbitrator, provided, if the two arbitrators cannot reach an agreement with respect to the third arbitrator on or prior to the tenth (10th) calendar day of initial consultation between the two arbitrators, the appointment shall be made by the HKIAC pursuant to the Arbitration Rules and the Procedures for Administration of International Arbitration of the HKIAC (the “Arbitration Procedures”). Any arbitration pursuant to this Section 10.5 shall be administered by the HKIAC in accordance with the Arbitration Procedures in effect as of the date of this Agreement.

(b)           All disputes, controversies or claims arising out of or in connection with this Agreement, or the interpretation, breach, termination or validity hereof, shall (in so far as is reasonably practicable) be resolved by means of a single arbitral proceeding.  The arbitration proceedings shall be conducted in English and Chinese.  The seat of the arbitration shall be in Hong Kong.  Any award of the arbitral tribunal must be in writing and state the grounds upon which it is based.

(c)           The decision of the arbitral tribunal shall be final and binding on the parties, and the parties waive irrevocably any rights to any form of appeal, review or recourse to any state or other judicial authority, in so far as such waiver may validly be made.  Any such award shall be made in U.S. dollars.

(d)           The arbitral tribunal shall have no authority to award punitive damages or any other damages not measured by the prevailing party’s actual damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of the relevant agreement(s).

(e)           The existence and content of any arbitration proceeding and any award in connection therewith shall be subject to Section 5.9 (Confidentiality) hereof.

(f)           Judgment upon any arbitral award may be entered in any court of competent jurisdiction, and any party may apply to such court for the recognition and enforcement of such award as the Law of such jurisdiction may allow.  Each party agrees that any judgment upon an arbitral award rendered against it under this Agreement may be executed against its assets in any jurisdiction.

(g)           Each party agrees that service of process upon such party at the address so provided in Section 10.1 shall be deemed in every respect effective service of process upon such party in any such action, suit or proceeding.

(h)           Each party hereby agrees to submit any dispute, controversy or claim with respect to the enforceability of the arbitration provisions of this Agreement to the HKIAC for settlement by arbitration under the Arbitration Rules in accordance with the Arbitration Procedures and the terms of this Agreement.  If the arbitration provisions of this Agreement are held unenforceable by the HKIAC, the parties shall be entitled to submit any dispute, controversy or claim arising out of or in connection with this Agreement to any proper court of competent jurisdiction for legal suits, actions or proceedings.

Section 10.6         GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

Section 10.7         No Specific Performance.  Each party hereto agrees and acknowledges that (i) no party shall be entitled to an injunction or injunctions or other equitable relief to prevent any breach or threatened breach of this Agreement or to enforce specifically any of the terms and provisions hereof; (ii) each party’s sole and exclusive remedies shall be the remedies available at law; (iii) under no circumstance shall the Purchaser, on one hand, and the Sellers and the Company collectively, on the other hand, be entitled to recover an aggregate amount under such remedies that is in excess of US$80,000,000;and (iv) in the event that any of the provisions of this Agreement are not performed by any other party in accordance with their specific terms or are otherwise breached, each party shall not allege, and hereby waives, any claim that such remedies at law are inadequate; provided that prior to the termination of this Agreement, each party shall be entitled to apply to an arbitral tribunal or competent court for an interim injunction or injunctions to prevent any breach or threatened breach of Section 5.9 (Confidentiality) or Section 5.16 (No Solicitation).

Section 10.8         Counterparts, etc.  For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.  Executed signature pages to this Agreement may be delivered by facsimile or other electronic means and such facsimiles or electronic means will be deemed as sufficient as if actual signature pages had been delivered.

Section 10.9         Entire Agreement; Severability.

(a)           This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, between the parties hereto with respect to the subject matter hereof.

(b)           If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 10.10       No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person other than the Sellers, the Company, the Purchaser and their respective successors and permitted assigns, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

[SIGNATURE PAGE FOLLOWS THIS PAGE]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

KONGZHONG CORPORATION

By:	/s/ Tai Fan
Name:
Title:

SHANGHAI DACHENG NETWORK TECHNOLOGY CO., LTD.

By:	/s/ Zhen Yang
Name:
Title:

ZHEN YANG

/s/ Zhen Yang

LEILEI WANG

/s/ Leilei Wang

XIAOLONG LI

/s/ Xiaolong Li

TONG ZHANG

/s/ Tong Zhang

TIANSHU WU

/s/ Tianshu Wu